OFFER TO PURCHASE

SUPERVALU INC.

Offer to Purchase

Any and All Outstanding

7.25% Hybrid Income Term Security Units (HITS™*)

in the Form of a Corporate Unit (CUSIP No. 013104 20 3)

of

New Albertson’s, Inc.

for $25.22 in Cash per Corporate Unit

SUPERVALU INC. (“SUPERVALU”), a Delaware corporation, is offering (the “Offer”) to purchase for cash each validly tendered and accepted 7.25% Hybrid Income Term Security Unit (each, a “Unit” and collectively, the “Units”) in the form of a Corporate Unit (each, a “Corporate Unit” and collectively, the “Corporate Units”) of New Albertson’s, Inc. (“New Albertson’s”), a Delaware corporation and a wholly owned subsidiary of SUPERVALU, at a purchase price (the “Purchase Price”) of $25.22 in cash per Corporate Unit upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”). Any holder of record of Corporate Units on November 1, 2006 whose Corporate Units are accepted for purchase by us in connection with the Offer will receive, in addition to the Purchase Price, the scheduled quarterly Contract Adjustment Payment and interest payment, which together total $0.453, in cash per Corporate Unit, on November 16, 2006. The Corporate Units were issued pursuant to the Purchase Contract Agreement (as heretofore amended or supplemented, the “Purchase Contract Agreement”), dated as of May 7, 2004, between Albertson’s, Inc., a Delaware corporation (“Old Albertson’s”), and U.S. Bank Trust National Association, a national banking association, as purchase contract agent (the “Purchase Contract Agent”). All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Purchase Contract Agreement.

On October 20, 2006, 45,970,800 Units in the form of Corporate Units were outstanding, and no Units in the form of Treasury Units (each, a “Treasury Unit” and collectively, the “Treasury Units”) were outstanding. We are conducting the Offer to (1) reduce the amount of our debt maturing in 2009 and lengthen the term to maturity of our outstanding debt and (2) avoid certain practical considerations and fees inherent in the remarketing process relating to the Senior Notes Due 2009 (the “Senior Notes”) associated with the Corporate Units. Regardless of the number of Corporate Units retired and canceled in the Offer, it is expected that, following the consummation of the Offer, New Albertson’s will seek to de-list the Corporate Units from the New York Stock Exchange (the “NYSE”) and eventually suspend its reporting obligation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer will expire at 5:00 p.m., New York City time, on November 20, 2006 (such time and date, as the same may be extended, the “Expiration Date”), unless extended or earlier terminated by us. You may withdraw Corporate Units that you tender at any time before the Offer expires. In addition, you may withdraw any tendered Corporate Units after December 19, 2006, which is 40 business days from October 23, 2006, if we have not accepted them for purchase.

The Offer is subject to the conditions described in “The Offer—Conditions to the Offer.” We reserve the right to terminate or extend the Offer if any condition of the Offer is not satisfied and otherwise to amend the Offer in any respect.

The Corporate Units are listed on the NYSE under the symbol “ABSPR” and our common stock is listed on the NYSE under the symbol “SVU.”

You must make your own decision whether to tender any Corporate Units in the Offer and, if so, the number of Corporate Units to tender. You may tender any number of Corporate Units in the Offer. Neither we nor New Albertson’s, nor our respective Boards of Directors, are making any recommendation as to whether or not holders of outstanding Corporate Units should tender their Corporate Units for purchase in the Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or determined if this Offer to Purchase is truthful or complete. Any representation to the contrary is a criminal offense.

*	“HITS” is a trademark of Banc of America Securities LLC.

Dealer Managers

Merrill Lynch & Co.	Banc of America Securities LLC	Credit Suisse

October 23, 2006

We will pay a fee to soliciting dealers of an amount equal to $0.0625 for each validly tendered and accepted Corporate Unit in the Offer for beneficial owners whose ownership is equal to or fewer than 10,000 Corporate Units. Any such fees will be paid in full to any soliciting dealer that satisfies the conditions described in “The Offer—Fees and Expenses—Retail Processing Fees.”

You should rely only on the information contained or incorporated by reference in this Offer to Purchase. Neither we nor the dealer managers for this Offer (each, a “Dealer Manager” and collectively, the “Dealer Managers”) have authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to purchase, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted. You should assume that the information appearing in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase is accurate only as of the dates of this Offer to Purchase or of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, all references in this Offer to Purchase to “SUPERVALU,” “we,” “our,” “ours” and “us” are to SUPERVALU INC., not including its subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain forward-looking statements. These statements may be made directly in this Offer to Purchase referring to SUPERVALU or New Albertson’s or may be incorporated into this Offer to Purchase by reference to other documents.

Any statements regarding the outlook for SUPERVALU or New Albertson’s or their businesses or their markets, such as projections of future performance, statements of SUPERVALU’s or New Albertson’s plans and objectives, forecasts of market trends and other matters, are forward-looking statements based on SUPERVALU’s or New Albertson’s assumptions and beliefs. Such statements may be identified by such words or phrases as “will likely result,” “are expected to,” “will continue,” “outlook,” “will benefit,” “is anticipated,” “estimate,” “project,” “management believes” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. For these statements, SUPERVALU and New Albertson’s claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statement speaks only as of the date on which it is made, and SUPERVALU and New Albertson’s disclaim any obligation to subsequently revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

Certain factors could cause SUPERVALU’s or New Albertson’s future results to differ materially from those expressed or implied in any forward-looking statements contained in this Offer to Purchase. These factors include the factors discussed in Part II, Item 1A of SUPERVALU’s Quarterly Report on Form 10-Q for the 12 weeks ended September 9, 2006 and in Part II, Item 1A of New Albertson’s Quarterly Report on Form 10-Q for the 13 weeks ended August 31, 2006, in each case, under the heading “Risk Factors,” the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive.

Economic and Industry Conditions

•	Adverse changes in economic conditions that affect consumer spending or buying habits.

•	Food and drug price inflation or deflation.

•	Increases in energy costs and commodity prices, which could impact consumer spending and buying habits and the cost of doing business.

•	The availability of favorable credit and trade terms.

•	Softness in national and local economies.

•	Changes in interest rates.

Competitive Practices

•	Competition from other food and/or drug retail chains, supercenters, non-traditional competitors and emerging alternative formats in our retail markets.

•	The impact of consolidation in the retail food and drug and supply chain services industries.

•	Declines in the retail sales activity of our supply chain services customers due to competition or increased self-distribution.

•	Changes in demographics or consumer preferences that affect consumer spending habits.

Security and Food Safety

•	Business disruptions or losses resulting from wartime activities, acts or threats of terror, or other criminal activity directed at the food and drug industry, the transportation industry, or computer or communications systems.

•	Other events that give rise to actual or potential food contamination, drug contamination or food-borne illness.

Labor Relations and Employee Benefit Costs

•	Potential work disruptions resulting from labor disputes.

•	Increased operating costs resulting from rising employee benefit costs or pension funding obligations.

•	The ability to hire, train or retain employees.

Expansion and Acquisitions

•	SUPERVALU’s ability to successfully combine its operations with the operations of New Albertson’s, to achieve expected synergies and to minimize the diversion of management’s attention and resources.

•	The adequacy of SUPERVALU’s capital resources for future acquisitions, the expansion of existing operations or improvements to facilities.

•	Our ability to locate suitable store or distribution center sites, negotiate acceptable purchase or lease terms, and build or expand facilities in a manner that achieves appropriate returns on our capital investment.

•	SUPERVALU’s ability to make acquisitions at acceptable rates of return, assimilate acquired operations and integrate the personnel of acquired businesses.

Liquidity

•	Additional funding requirements to meet anticipated capital needs.

•	The impact of acquisitions, including SUPERVALU’s recent acquisition of New Albertson’s, on SUPERVALU’s level of indebtedness, debt ratings, costs and future financial flexibility.

Legal and Administrative Proceedings, Regulatory and Accounting Matters

•	Unfavorable outcomes in litigation, governmental or administrative proceedings, or other disputes.

•	Changes in applicable laws and regulations that impose additional requirements or restrictions on the operation of our businesses.

•	The ability to timely obtain permits, comply with government regulations or make capital expenditures required to maintain compliance with government regulations.

•	Changes in accounting standards that impact our financial statements.

Operating Conditions

•	Changes in our business plans, operations, results and prospects.

•	Potential delays in the development, construction or start-up of planned projects.

•	Difficulties in developing, maintaining or upgrading information technology systems.

•	The outcome of negotiations with partners, governments, suppliers, unions or customers.

•	Property damage or business disruption resulting from severe weather conditions or natural disasters that affect us, our customers or suppliers.

QUESTIONS AND ANSWERS ABOUT THE OFFER

These answers to questions that you may have as a holder of Corporate Units, as well as the summary that follows, provide an overview of material information regarding the Offer that is included elsewhere or incorporated by reference in this Offer to Purchase. To fully understand the Offer and the other considerations that may be important to your decision about whether to participate in the Offer, you should carefully read this Offer to Purchase in its entirety, as well as the information incorporated by reference in this Offer to Purchase. For further information regarding SUPERVALU INC. and New Albertson’s, Inc., see the section of this Offer to Purchase entitled “Additional Information.”

Who is making the Offer?

SUPERVALU is making the Offer.

Why are we making the Offer?

A successful consummation of the Offer would allow us to (1) reduce the amount of our debt maturing in 2009 and lengthen the term to maturity of our outstanding debt and (2) avoid certain practical considerations inherent in the remarketing process relating to the Senior Notes associated with the Corporate Units, as well as the payment of the remarketing fee to the Remarketing Agent (as defined below) in connection with such remarketing.

Regardless of the number of Corporate Units retired and canceled in the Offer, it is expected that, following the consummation of the Offer, New Albertson’s will seek to de-list the Corporate Units from the NYSE and eventually suspend its reporting obligation under the Exchange Act. The NYSE will consider de-listing the outstanding Corporate Units if, following the consummation of the Offer, the number of Corporate Units outstanding is less than 100,000. However, even if the number of Corporate Units outstanding following the consummation of the Offer is greater than 100,000, the NYSE will de-list the outstanding Corporate Units upon the request of New Albertson’s made pursuant to Rule 806.02 of the NYSE Listed Company Manual, and it is expected that New Albertson’s would make such a request in such circumstances.

For a detailed discussion of the purposes and effects of the Offer, see the section of this Offer to Purchase entitled “The Offer—Purpose and Effects of the Offer.”

What amount of Corporate Units is being sought in the Offer?

We are offering to purchase any and all of the outstanding Corporate Units. As of October 20, 2006, there were 45,970,800 Corporate Units outstanding and no Treasury Units outstanding.

What is a Corporate Unit?

Each Corporate Unit consists of a unit comprising a purchase contract (each, a “Purchase Contract” and collectively, the “Purchase Contracts”) and either a 1/40, or 2.5%, ownership interest in one of the Senior Notes or, in the event of a successful remarketing of the Senior Notes on February 13, 2007, the appropriate applicable ownership interest in a portfolio of U.S. Treasury securities (the “Treasury Portfolio”) that is pledged to secure the settlement of that Purchase Contract. For more information on the Corporate Units, see the section entitled “Description of the Purchase Contracts” included in the Registration Statement on Form S-3 (the “HITS™ Registration Statement”) initially filed by Old Albertson’s with the SEC on March 29, 2004 and incorporated herein by reference (the “Description of the Purchase Contracts”).

May I participate in the Offer by tendering Treasury Units for purchase?

No. We are not offering to purchase any Treasury Units. There are currently no Treasury Units outstanding. If you create Treasury Units and desire to participate in the Offer, you may recreate Corporate Units from your

Treasury Units and then tender the recreated Corporate Units in the Offer. See the Description of the Purchase Contracts for a discussion on how to recreate Corporate Units from your Treasury Units.

What will participating Corporate Unit holders receive in the Offer?

For each Corporate Unit that you validly tender and that we accept for purchase, you will receive $25.22 in cash upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.

Our common stock and the Corporate Units are listed on the NYSE under the symbols “SVU” and “ABSPR,” respectively. On October 20, 2006, the last trading day before commencement of the Offer, the last reported sale price per Corporate Unit on the NYSE was $25.46 and the last reported sale price of our common stock on the NYSE was $33.10 per share.

If I participate by tendering my Corporate Units, will I receive the quarterly Contract Adjustment Payment and interest payment that is payable on November 16, 2006?

Yes, if you are a holder of record of the Corporate Units on November 1, 2006. As required by the terms of the Purchase Contract Agreement and the Indenture (as defined below), we will make a quarterly Contract Adjustment Payment and an interest payment on November 16, 2006, which together total $0.453, in cash per Corporate Unit, to holders of record of the Corporate Units on November 1, 2006. Even if you tender your Corporate Units prior to November 1, 2006, you will still be considered the holder of record of those Corporate Units as of November 1, 2006 for all purposes, including for purposes of determining who will receive the quarterly Contract Adjustment Payment and interest payment payable on November 16, 2006, until such time as your Corporate Units are purchased by us in connection with the Offer. However, if you acquired your Corporate Units after November 1, 2006 (and are therefore not the holder of record of such Corporate Units on November 1, 2006), you will not be entitled to the quarterly Contract Adjustment Payment or interest payment payable on November 16, 2006.

If I participate by tendering my Corporate Units, will I receive the quarterly Contract Adjustment Payments and interest payments that are payable on February 16, 2007 and May 16, 2007?

No. If your Corporate Units are validly tendered and accepted for purchase, you will lose your right to receive payments with respect to your Corporate Units to be made after November 16, 2006, including any interest or any portion of any Contract Adjustment Payment that accrues after November 16, 2006.

Has SUPERVALU made any determination as to the fairness of the Offer to holders of Corporate Units?

SUPERVALU reasonably believes that the Offer is fair to the holders of Corporate Units. In making our determination as to the fairness of the Offer, we considered a number of factors related to the financial value of the Corporate Units, including, in particular, the current terms of the Corporate Units, the number of shares of SUPERVALU common stock to be issued on the Purchase Contract Settlement Date and the estimated present value of the future cash payments payable with respect to the Corporate Units. In addition, we also considered that pursuant to the terms of the Corporate Units and as a result of the adjustment to the Settlement Rate following the SUPERVALU Merger, holders who do not participate in the Offer and hold their Corporate Units through May 16, 2007 will receive, on May 16, 2007, one of the following payments per Purchase Contract settled: (a) $17.65 in cash and 0.1579 shares of our common stock (if the price of our common stock on that date is greater than or equal to $46.54), (b) an amount of cash and a number of shares of our common stock in the ratio of $20.35 of cash to 0.182 shares of SUPERVALU common stock such that the sum of (x) the amount of such cash plus (y) the value of our common stock is equal to the $25.00 stated amount of the Purchase Contracts per Purchase Contract settled (if the price of our common stock on that date is less than $46.54 but greater than $14.89) or (c) $22.06 in cash and 0.1973 shares of our common stock (if the price of our common stock on that date is less than or equal to $14.89 per share). We further considered that all holders of record of the Corporate

Units on November 1, 2006, regardless of whether or not they participate in the Offer, would receive the quarterly Contract Adjustment Payment and interest payment payable on November 16, 2006 and that holders who do not participate in the Offer would also receive a quarterly Contract Adjustment Payment and interest payment on each of February 16, 2007 and May 16, 2007, as well as any excess proceeds of the remarketing if the remarketing of the Senior Notes is successful at the price set forth in the Purchase Contract Agreement. Finally, we considered the difference between the Purchase Price and the sum of the above payments and excess proceeds. For more information regarding SUPERVALU’s determination of the fairness of the Offer to the holders of Corporate Units, see the section of this Offer to Purchase entitled “Special Factors—Fairness and Factors Considered in Determining Fairness.”

Will we purchase all validly tendered Corporate Units?

Yes, subject to the conditions of the Offer, we will accept for purchase all validly tendered Corporate Units which have not been validly withdrawn.

May I tender only a portion of the Corporate Units that I hold?

Yes. You may tender any number of Corporate Units in the Offer and do not have to tender all of your Corporate Units to participate in the Offer.

If the Offer is consummated and I do not participate in the Offer or I do not tender all of my Corporate Units in the Offer, how will my rights and obligations under my untendered Corporate Units be affected?

The terms of your Corporate Units, if any, that remain outstanding after the consummation of the Offer will not change as a result of the Offer. On May 16, 2007, you will be obligated to purchase from New Albertson’s, for the stated amount of $25, a fraction of a newly issued share of our common stock (to be delivered by us) and will receive, in addition to such common stock, a specified amount in cash, which, together with such common stock, is equal to the Settlement Rate. The Settlement Rate will be calculated based on the price of our common stock, as described in the section of this Offer to Purchase entitled “Summary—The Units—Settlement Rate Adjustment Following SUPERVALU Merger.”

If I do not participate in the Offer, will my pledged securities remain encumbered?

Yes. Although you will remain the beneficial owner of the applicable ownership interest in Senior Notes or U.S. Treasury securities or Treasury Portfolio, as applicable, underlying your Corporate Units, those securities will remain pledged after the Offer to secure your obligations under the related Purchase Contract pursuant to the Pledge Agreement (as defined below). Thus, your rights to the pledged securities will remain subject to New Albertson’s security interest. Additionally, even if the Purchase Contracts are terminated in the event that New Albertson’s becomes the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed, as provided in the Pledge Agreement, because of the commencement of a bankruptcy case and the protections given to debtors in such circumstances.

How will the Offer affect the trading market for the Corporate Units that are not purchased?

Regardless of the number of Corporate Units retired and canceled in the Offer, it is expected that, following the consummation of the Offer, New Albertson’s will seek to de-list the Corporate Units from the NYSE and eventually suspend its reporting obligation under the Exchange Act. As a result, following the consummation of the Offer, there may no longer be an established reporting system or trading market in the Corporate Units, although they may be traded over-the-counter. Whether or not the Corporate Units remain listed on the NYSE following the consummation of the Offer, there will be fewer Corporate Units outstanding as a result of the Offer. A security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of Corporate Units that do not tender to sell their Corporate Units. To the extent that the

Corporate Units are traded, prices for the Corporate Units may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our credit quality, our operating results, the trading price of our common stock and the market for similar securities. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock may be influenced by the factors described in the section of this Offer to Purchase entitled “Cautionary Statement Regarding Forward-Looking Statements.” Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the Purchase Contracts and of the other components of the Corporate Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units that remain outstanding after the Offer.

In addition, prices and volumes in the over-the-counter market are not reported and can be difficult to monitor. The extent of the market for the Corporate Units following a de-listing will depend upon, among other things, the remaining number of Corporate Units outstanding, the number of holders of Corporate Units remaining and the interest on the part of securities firms in maintaining a market in the Corporate Units.

What do we intend to do with the Corporate Units that are tendered in the Offer?

Corporate Units accepted for purchase by us in the Offer will be retired and cancelled. We intend to treat the purchase of your Corporate Units for cash pursuant to the Offer as a cash settlement of the Purchase Contract and a redemption of the Senior Note for its adjusted issue price. See the section of this Offer to Purchase entitled “Special Factors—Material U.S. Federal Income Tax Consequences.”

Are we, New Albertson’s or our respective Boards of Directors making a recommendation regarding whether you should tender in the Offer?

Neither we nor New Albertson’s, nor our respective Boards of Directors, are making any recommendation regarding whether you should tender or refrain from tendering your Corporate Units in the Offer.

Accordingly, you must make your own determination as to whether to tender your Corporate Units in the Offer and, if so, the number of Corporate Units to tender. Before making your decision, we urge you to carefully read this Offer to Purchase in its entirety and the other documents incorporated by reference in this Offer to Purchase.

What are the conditions to the Offer?

The Offer is conditioned upon:

•	the issuance, on or prior to the Expiration Date, of a minimum of $500 million aggregate principal amount of our senior notes (the “Notes”) through a public offering registered under the Securities Act of 1933, as amended (the “Notes Offering”), on terms and conditions reasonably satisfactory to us; and

•	the other closing conditions described in the section of this Offer to Purchase entitled “The Offer—Conditions to the Offer.”

We may waive any of the conditions of this Offer. If any of the conditions is not satisfied or waived, we will not accept for purchase any validly tendered Corporate Units. For more information regarding the conditions to the Offer, see the section of this Offer to Purchase entitled “The Offer—Conditions to the Offer.”

When does the Offer expire?

The Offer will expire at 5:00 p.m., New York City time, on November 20, 2006, unless extended or earlier terminated by us.

How will I get paid for my tendered Corporate Units which are accepted for purchase?

We will pay for Corporate Units accepted for purchase by delivering the Purchase Price to tendering holders (or to another person, as properly specified in the Letter of Transmittal) promptly following the Expiration Date. See “The Offer—Acceptance; Payment for Corporate Units.”

Under what circumstances can the Offer be extended, amended or terminated?

We reserve the right to extend the Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Offer if we make a material change in the terms of the Offer or in the information contained in this Offer to Purchase or waive a material condition to the Offer. During any extension of the Offer, Corporate Units that were previously tendered and not validly withdrawn will remain subject to the Offer. We reserve the right, in our sole and absolute discretion, to terminate the Offer, at any time prior to the Expiration Date, if any condition to the Offer is not met. If the Offer is terminated, no Corporate Units will be accepted for purchase and any Corporate Units that have been tendered for purchase will be returned to the holder. For more information regarding our right to extend, amend or terminate the Offer, see the section of this Offer to Purchase entitled “The Offer—Extension, Delay in Acceptance, Amendment or Termination.”

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, amended or terminated, we will promptly issue a press release or another form of public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Offer or the first business day after the day we decide to amend or terminate the Offer, if earlier. For more information regarding notification of extensions, amendments or the termination of the Offer, see the section of this Offer to Purchase entitled “The Offer—Extension, Delay in Acceptance, Amendment or Termination.”

What are the federal income tax consequences of my participating in the Offer?

For U.S. federal income tax purposes, we intend to treat the tender of your Corporate Units for cash pursuant to the Offer as a cash settlement of the Purchase Contract and a redemption of the Senior Note component for its adjusted issue price, although we cannot foreclose a different allocation. Accordingly, the Senior Note component will be redeemed for an amount of cash which equals the adjusted issue price of the Senior Note component as of the date of purchase pursuant to the Offer. The Purchase Contract component will be cash settled for a payment to us by you equal to the adjusted issue price of the Senior Note component minus the actual amount of cash that is paid by us to you pursuant to the Offer. The redemption of the Senior Note component generally will give rise to your recognition of ordinary income or loss equal to the difference between the adjusted issue price of the Senior Note component as of the date of purchase pursuant to the Offer and your adjusted tax basis in the Senior Note component. If you purchased a Corporate Unit in our original issuance or when the Purchase Contract component had positive value, you will recognize a capital loss on the settlement of the Purchase Contract component equal to the amount you are treated as paying to cancel the Purchase Contract component plus your adjusted tax basis in the Purchase Contract component, if any. If you purchased a Corporate Unit when the Purchase Contract component had a negative value, although the tax consequences are not clear, you may recognize capital gain or capital loss on the settlement of the Purchase Contract component. For a detailed discussion, see the section of this Offer to Purchase entitled “Special Factors—Material U.S. Federal Income Tax Consequences.”

Are the financial condition and results of operations of SUPERVALU relevant to my decision to tender in the Offer?

Yes. The price of both SUPERVALU’s common stock and the Corporate Units is closely linked to SUPERVALU’s financial condition and results of operations. For information about the accounting treatment of the Offer, see the section of this Offer to Purchase entitled “The Offer—Accounting Treatment.”

Will SUPERVALU or New Albertson’s receive any cash proceeds from the Offer?

No. Neither we nor New Albertson’s will receive any cash proceeds from the Offer.

What is the total amount of funds that SUPERVALU will require to consummate the Offer?

If all 45,970,800 outstanding Corporate Units are validly tendered and accepted by us for purchase pursuant to the Offer, we will pay an aggregate of approximately $1.16 billion in cash to tendering holders. See “The Offer—Source of Cash to be Paid in the Offer.”

How do I tender my Corporate Units?

If you beneficially own Corporate Units that are held in the name of a broker or other nominee and wish to tender such Corporate Units, you should promptly instruct your broker or other nominee to tender on your behalf. To tender Corporate Units, U.S. Bank Trust National Association, the tender agent (the “Tender Agent”), must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Corporate Units and a properly completed Letter of Transmittal or an agent’s message through the automated tender offer program of The Depository Trust Company (“DTC”) according to the procedure for book-entry transfer described in this Offer to Purchase. If you desire to tender any Corporate Units and the Corporate Units are not immediately available, or time will not permit your Corporate Units or other required documents to reach the Tender Agent before the Expiration Date of the Offer, or the procedures for book-entry transfer cannot be completed on a timely basis, you may effect a tender pursuant to the guaranteed delivery procedures described elsewhere in this Offer to Purchase. For more information regarding the procedures for tendering your Corporate Units, see the section of this Offer to Purchase entitled “The Offer—Procedures for Tendering Corporate Units.”

What happens if my Corporate Units are not accepted for purchase?

If we do not accept your Corporate Units for purchase, either because they have not been validly tendered or because the Offer has been terminated, the Corporate Units will be returned to you, at our expense, promptly after the expiration or termination of the Offer. In the case of Corporate Units tendered by book entry transfer into the Tender Agent’s account at DTC, DTC will credit any validly withdrawn or unaccepted Corporate Units to your account at DTC or the account of your broker. For more information, see the section of this Offer to Purchase entitled “The Offer—Return of Unaccepted Corporate Units.”

Until when may I withdraw previously tendered Corporate Units?

If not previously returned, you may withdraw previously tendered Corporate Units at any time until the Offer has expired, that is, 5:00 p.m., New York City time, on November 20, 2006, unless extended or earlier terminated by us. In addition, you may withdraw any Corporate Units that you tender that are not accepted for purchase by us after December 19, 2006, which is 40 business days from October 23, 2006 (the commencement date of the Offer). For more information, see the section of this Offer to Purchase entitled “The Offer—Withdrawals of Tenders.”

How do I withdraw previously tendered Corporate Units?

To withdraw previously tendered Corporate Units, you are required to deliver a written notice of withdrawal to the Tender Agent, which you may deliver by facsimile, or you must contact your broker or other nominee and instruct them to comply with the appropriate procedures of DTC’s automated tender offer program. For more information regarding the procedures for withdrawing tendered Corporate Units, see the section of this Offer to Purchase entitled “The Offer—Withdrawals of Tenders.”

Will I have to pay any fees or commissions if I tender my Corporate Units?

If your Corporate Units are held through a broker or other nominee who tenders the Corporate Units on your behalf (other than those tendered through one of the Dealer Managers), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Will my broker receive any fee from SUPERVALU if I tender my Corporate Units?

If you own 10,000 or fewer Corporate Units and they are validly tendered and accepted, we will pay your broker a retail processing fee of an amount equal to $0.0625 per Corporate Unit. For more information, see the section of this Offer to Purchase entitled “The Offer—Fees and Expenses.”

With whom may I talk if I have questions about the Offer?

If you have questions regarding the Offer, please contact Merrill Lynch & Co. (“Merrill Lynch”), Banc of America Securities LLC (“Banc of America Securities”) or Credit Suisse Securities (USA) LLC (“Credit Suisse”), each of which is a Dealer Manager for the Offer. You may call Merrill Lynch toll free at (888) 654-8637 or (212) 449-4914 (collect), Banc of America Securities toll free at (800) 654-1666 or (212) 583-8206 (collect) or Credit Suisse toll free at (800) 820-1653 or (212) 325-2547 (collect). If you have questions regarding the procedures for tendering in the Offer, require additional Offer materials or require assistance in tendering your Corporate Units, please contact Innisfree M&A Incorporated, the information agent (the “Information Agent”). You may call the Information Agent toll-free at (877) 800-5186. You may also write to the Information Agent or the Dealer Managers at one of their respective addresses set forth on the back cover of this Offer to Purchase.

SUMMARY

This summary highlights material information contained or incorporated by reference in this Offer to Purchase. This summary is not complete and does not contain all of the information that you should consider when making a decision regarding the Offer. You should carefully read this Offer to Purchase, including the information we have incorporated by reference into this Offer to Purchase, before making a decision to participate in the Offer.

New Albertson’s, Inc.

New Albertson’s, Inc., formerly known as New Aloha Corporation (“New Aloha”), was incorporated on December 20, 2005 under the laws of the State of Delaware and is a wholly-owned subsidiary of SUPERVALU. New Albertson’s was originally formed as a wholly-owned subsidiary of Old Albertson’s to facilitate the series of transactions described below.

On January 22, 2006, SUPERVALU, Old Albertson’s, a consortium of investors including Cerberus Capital Management, L.P., Kimco Realty Corporation, Lubert-Adler Management, Inc. and Schottenstein Stores Corporation (such investors collectively, the “Cerberus Group”), and CVS Corporation (“CVS”) agreed to enter into a series of transactions pursuant to which, among other things, Old Albertson’s would transfer assets and certain liabilities relating to its standalone drug stores to CVS (the “Standalone Drug Sale”) and would transfer assets and liabilities associated with its other operations in specified metropolitan areas (the “Non-Core Supermarket Business Sale”) to the Cerberus Group (the “Core Separation”), after which Old Albertson’s remaining business would be combined with the SUPERVALU’s business pursuant to a merger (the “SUPERVALU Merger,” and, together with the Standalone Drug Sale and Core Separation, the “Transactions”). The Transactions were conditioned upon one another.

The SUPERVALU Merger was effected pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated January 22, 2006, by and among Old Albertson’s, New Aloha, New Diamond Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Aloha, SUPERVALU and Emerald Acquisition Sub, Inc., a newly-organized wholly-owned subsidiary of SUPERVALU.

On June 2, 2006, in accordance with the Merger Agreement, SUPERVALU, CVS and the Cerberus Group entered into a series of agreements providing for the sale of Old Albertson’s to SUPERVALU, CVS and the Cerberus Group. Those agreements provided for the following:

•	First, Old Albertson’s became a subsidiary of New Albertson’s.

•	Next, Old Albertson’s was converted (the “Conversion”) to a Delaware limited liability company known as Albertson’s LLC (“Albertson’s LLC”) and a series of reorganizations occurred. As a result of those reorganizations, New Albertson’s held substantially all of the assets and liabilities of the acquired operations of Old Albertson’s, which consisted of the core supermarket businesses formerly owned by Old Albertson’s and related support operations (collectively, the “Core Business”), and Albertson’s LLC and its subsidiaries held substantially all of the assets of Old Albertson’s standalone drug store business and the non-core supermarket business and certain liabilities of Old Albertson’s historical business.

•	Next, CVS purchased substantially all of the assets and assumed specified liabilities of the standalone drug business.

•	The Cerberus Group then acquired the equity interests of Albertson’s LLC.

•	Finally, SUPERVALU acquired New Albertson’s as a result of which New Albertson’s became a wholly-owned subsidiary of SUPERVALU, which owns 100% of the common stock of New Albertson’s.

After the completion of the Transactions, New Albertson’s holds only the Core Business. Under the Merger Agreement, as a result of the SUPERVALU Merger, each share of Old Albertson’s common stock was converted into the right to receive (a) 0.182 shares of SUPERVALU common stock and (b) $20.35 in cash (collectively, the “Merger Consideration”).

In connection with the Transactions, the following events took place with respect to the Corporate Units and the Senior Notes:

•	On June 1, 2006, as a result of the Conversion, the Purchase Contract Agreement and the Units automatically became the continuing obligations of Albertson’s LLC.

•	Pursuant to the Second Supplement to the Purchase Contract Agreement (the “Second Supplement”), dated as of June 1, 2006, among Albertson’s LLC, New Albertson’s and the Purchase Contract Agent, New Albertson’s succeeded Albertson’s LLC and assumed all obligations of Albertson’s LLC under the Purchase Contract Agreement and the Units, and New Albertson’s replaced Old Albertson’s as the issuer of the common stock issuable upon settlement of the Units. By virtue of the Second Supplement, New Albertson’s is the subject company with respect to the Offer.

•	Pursuant to the Third Supplement to the Purchase Contract Agreement, dated as of June 2, 2006, among New Albertson’s, SUPERVALU and the Purchase Contract Agent, SUPERVALU replaced New Albertson’s as the issuer of the common stock issuable upon settlement of the Units.

•	Pursuant to the Supplemental Indenture No. 2, dated as of June 1, 2006, among New Albertson’s, Albertson’s LLC and U.S. Bank Trust National Association, a national banking association (as successor in interest to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”), New Albertson’s succeeded to, and was substituted for all the rights and obligations of, Old Albertson’s under the Indenture, dated as of May 1, 1992 (as heretofore amended or supplemented, the “Indenture”), under which the Senior Notes underlying the Corporate Units were issued.

•	Pursuant to the First Supplement to the Pledge Agreement, dated as of June 1, 2006, among Albertson’s LLC, New Albertson’s and U.S. Bank Trust National Association, a national banking association, as collateral agent (in such capacity, the “Collateral Agent”), custodial agent, securities intermediary with respect to the collateral account relating to the Senior Notes, and as purchase contract agent and as attorney-in-fact of the holders from time to time of the Units (collectively, the “Agent”), New Albertson’s succeeded to, and was substituted for all the rights and obligations of, Albertson’s LLC under the Pledge Agreement, dated as of May 7, 2004, between Old Albertson’s and the Agent (as heretofore amended or supplemented, the “Pledge Agreement”), which had previously become the continuing obligation of Albertson’s LLC by virtue of the Conversion.

•	Pursuant to the Assignment and Assumption Agreement, dated as of June 1, 2006, among Albertson’s LLC, New Albertson’s and Banc of America Securities LLC, as remarketing agent (the “Remarketing Agent”), New Albertson’s succeeded to, and was substituted for all the rights and obligations of, Albertson’s LLC under the Remarketing Agreement, dated as of May 7, 2004, among Albertson’s, the Remarketing Agent and the Purchase Contract Agent, which had previously become the continuing obligation of Albertson’s LLC by virtue of the Conversion.

New Albertson’s principal executive offices are located at 250 East Parkcenter Boulevard, Boise, Idaho 83706; telephone number (208) 395-6200.

SUPERVALU INC.

We are one of the largest companies in the United States grocery channel and the third-largest grocery retailer in the nation by sales. We operate in two segments, retail food and supply chain services, which includes food distribution and related logistics support services. We hold leading market share positions across the United States, with 2,504 retail food locations that provided approximately 80% of our net sales for the second fiscal quarter ended September 9, 2006. Through our related supply chain services, we supply more than 5,000 grocery retail endpoints across the country.

As of September 9, 2006, we conducted our retail food operations through approximately 928 combination stores (defined as food and drug), 406 food stores and 1,170 limited assortment food stores, including 867 licensed limited assortment food stores and 118 fuel centers. We provide supply chain services and related logistics support services across the United States retail grocery channel. As of September 9, 2006, we served as the primary grocery supplier to approximately 2,200 retail food stores in 48 states, in addition to our own regional banner store network, and as a secondary supplier to approximately 400 stores. Our supply chain activities are supported by 35 major company-operated distribution centers, located throughout the United States.

As described above, on June 2, 2006 we acquired New Albertson’s, adding approximately 1,125 stores to our retail footprint. Acquired stores operate under the banners of Acme Markets, Bristol Farms, Jewel-Osco, Shaw’s Supermarkets, Star, and Albertsons in the Intermountain, Northwest and Southern California regions, and the related in-store pharmacies operate under the Osco and Sav-On banners. We also acquired 10 distribution centers, certain regional offices and certain corporate offices in Boise, Idaho, Glendale, Arizona and Salt Lake City, Utah. We believe the acquisition of New Albertson’s was a unique strategic opportunity to acquire those assets of Old Albertson’s that we viewed as the most attractive and profitable. In addition, the acquired stores give us a strong market presence in many key urban markets with little overlap with our legacy business. In connection with this acquisition, we issued 68.5 million shares of common stock, assumed approximately $6.1 billion of debt, incurred approximately $2.0 billion of new debt and paid $0.7 billion of cash on hand. As a result of this acquisition, we expect annualized revenues of approximately $37 to 38 billion for fiscal year 2007. This acquisition has significantly changed the mix of our segment revenues and operating results.

We are a Delaware corporation, organized in 1925 as the successor to two wholesale grocery firms established in the 1870s. As of September 9, 2006, we had approximately 200,000 employees. Our principal executive offices are located at 11840 Valley View Road, Eden Prairie, Minnesota 55344; telephone number (952) 828-4000.

The Units

The Units were issued under the Purchase Contract Agreement on May 7, 2004. As of October 20, 2006, there were 45,970,800 Corporate Units outstanding and no Treasury Units outstanding. Each Unit has a stated amount of $25.

Each Corporate Unit consists of a Purchase Contract and, initially, a 1/40, or 2.5%, ownership interest in one of the Senior Notes with a principal amount of $1,000, which we call the applicable ownership interest in Senior Notes. The ownership interest in Senior Notes corresponds to $25 principal amount of the Senior Notes. The Senior Notes were issued in minimum denominations of $1,000 and integral multiples of $1,000. The ownership interest in Senior Notes that is a component of a Corporate Unit is owned by you, but it is pledged to New Albertson’s to secure your obligation under the related Purchase Contract. If the Senior Notes are successfully remarketed on the third business day preceding February 16, 2007 (the date three months prior to the Purchase Contract Settlement Date (as defined below)), or if a special event redemption occurs prior to May 16, 2007, the Senior Notes comprising part of the Corporate Units will be replaced by the Treasury Portfolio and your applicable ownership interest in the Treasury Portfolio will then be pledged to New Albertson’s through the Collateral Agent to secure your obligation under the related Purchase Contract.

Adjustment to Settlement Rate and Early Settlement Rate Following SUPERVALU Merger

Each Purchase Contract that is a component of a Unit obligates the holder of the Purchase Contract to purchase, and obligates New Albertson’s to sell, no later than May 16, 2007 (the “Purchase Contract Settlement Date”), for $25 in cash, a number of newly issued shares of SUPERVALU common stock (to be delivered by us) and to deliver, in addition to such common stock, a specified amount in cash, which, together with such common stock, is equal to the Settlement Rate. As a result of the SUPERVALU Merger, we replaced Old Albertson’s as the issuer of the common stock issuable upon settlement of the Units and the Settlement Rate was adjusted and will be calculated, subject to anti-dilution adjustments under certain circumstances, as follows:

(a)    If our common stock price is greater than or equal to $46.54, the Settlement Rate will be $17.65 in cash plus 0.1579 shares of our common stock per Purchase Contract settled. This is equivalent to the Merger Consideration multiplied by 0.8675 shares of Old Albertson’s common stock (the Settlement Rate that, had the SUPERVALU Merger not occurred, would have been applicable if Old Albertson’s common stock were greater than or equal to $28.82).

(b)    If our common stock price is greater than $14.89 but less than $46.54, the Settlement Rate will be an amount of cash and shares of our common stock in the ratio of $20.35 of cash for each 0.182 shares of our common stock, such that the amount of cash plus the value of our common stock is equal to the $25.00 stated amount of the Purchase Contracts per Purchase Contract settled. This is equivalent to the Merger Consideration multiplied by the number of shares of Old Albertson’s common stock with value equal to the $25.00 stated amount of the Purchase Contracts (the Settlement Rate that, had the SUPERVALU Merger not occurred, would have been applicable if Old Albertson’s common stock were greater than $23.06 and less than $28.82).

(c)    If our common stock price is less than or equal to $14.89, the Settlement Rate will be $22.06 in cash plus 0.1973 shares of our common stock, per Purchase Contract settled. This is equivalent to the Merger Consideration multiplied by 1.0841 shares of Old Albertson’s common stock (the Settlement Rate that, had the SUPERVALU Merger not occurred, would have been applicable if Old Albertson’s common stock were less than or equal to $23.06).

Under the terms of the Purchase Contracts, as of October 20, 2006 we would be required to issue, depending upon the value of our common stock, a minimum of 7,258,789 shares and a maximum of 9,070,039 shares of our common stock upon settlement.

The SUPERVALU Merger also resulted in an adjustment to the Early Settlement Rate. Currently, if a holder elects to settle a Purchase Contract early, as permitted by the terms of the Purchase Contract Agreement and the Purchase Contracts, such holder will receive (other than in the event of early settlement in connection with the consummation of certain types of mergers), 0.1579 shares of our common stock and $17.65 in cash in exchange for a cash payment of $25 to New Albertson’s.

Early Settlement of Certain Corporate Units Following the SUPERVALU Merger

Pursuant to the terms of the Purchase Contract Agreement and the Purchase Contracts, upon consummation of the SUPERVALU Merger, holders of the Corporate Units had an option to early settle their Purchase Contract obligations at the Settlement Rate then in effect. In connection with the SUPERVALU Merger, 29,200 Purchase Contracts were settled early. As a result, we received $148,108 in cash and issued 5,171 shares of our common stock.

Interest of Directors and Officers; Current Transactions Concerning the Corporate Units

Based on our records and on information provided to us by our executive officers and directors, neither we nor any of our executive officers, directors, subsidiaries or affiliates, or associates of the foregoing beneficially own Corporate Units. Further, based on our records and on information provided to us by our executive officers and directors, neither we nor any of our executive officers, directors, subsidiaries or affiliates, or associates of the foregoing, engaged in any transactions involving Corporate Units during the sixty business days preceding the date of this Offer to Purchase.

Based on New Albertson’s records and on information provided to New Albertson’s by its executive officers and directors, neither New Albertson’s nor any of its executive officers, directors, subsidiaries or affiliates, or associates of the foregoing beneficially own Corporate Units. Further, based on New Albertson’s records and on information provided to New Albertson’s by New Albertson’s executive officers and directors, neither New Albertson’s nor any of New Albertson’s executive officers, directors, subsidiaries or affiliates, or associates of the foregoing, engaged in any transactions involving Corporate Units during the sixty business days preceding the date of this Offer to Purchase.

Neither we nor New Albertson’s, nor, to our knowledge or to New Albertson’s knowledge, any of our or New Albertson’s respective executive officers or directors is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person or entity with respect to any of New Albertson’s securities, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guarantees against loss or the giving or withholding of proxies, consents or authorization.

A list of directors and executive officers of SUPERVALU and New Albertson’s is attached to this Offer to Purchase as Annex A.

General

For a detailed description of the Units and the Purchase Contracts, see the section entitled “Description of the Units” (the “Description of the Units”) included in the HITS™ Registration Statement and incorporated herein by reference and the Description of the Purchase Contracts, respectively. For a detailed description of the Senior Notes and of the Pledge Agreement, see the sections entitled “Description of the Senior Notes” (the “Description of the Senior Notes”) and “Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement,” respectively, included in the HITS™ Registration Statement and incorporated herein by reference.

Selected Consolidated Financial and Other Data

SUPERVALU INC.

The selected consolidated financial data and other data presented below should be read in conjunction with our consolidated financial statements, and the notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended February 25, 2006, which are incorporated by reference in this Offer to Purchase. Our fiscal year ends on the last Saturday in February. Our first quarter consists of 16 weeks, while the second, third and fourth quarters each consist of 12 weeks, except for the fourth quarter of fiscal 2004, which consisted of 13 weeks. Each of our fiscal years ended February 25, 2006 and February 26, 2005 consisted of 52 weeks while our fiscal year ended February 28, 2004 consisted of 53 weeks. The financial data for the three years ended February 25, 2006, February 26, 2005 and February 28, 2004 has been derived from our audited consolidated financial statements. The financial data for the 28 weeks ended September 9, 2006 and September 10, 2005 has been derived from our unaudited condensed consolidated financial statements included as part of our Quarterly Report on Form 10-Q for the 12 weeks ended September 9, 2006 incorporated by reference in this Offer to Purchase. In the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the 28 weeks ended September 9, 2006 and September 10, 2005 have been reflected therein. Operating results for the 28 weeks ended September 9, 2006 are not necessarily indicative of the results that may be expected for the full year. On June 2, 2006, we acquired New Albertson’s. Accordingly, our selected consolidated financial and other data for the 28 weeks ended September 9, 2006 includes financial and other data related to New Albertson’s from June 2, 2006, the date of the acquisition, through August 31, 2006, the last day of New Albertson’s second fiscal quarter of fiscal 2007.

	Fiscal Year Ended			28 Weeks Ended
	February 25, 2006	February 26, 2005	February 28, 2004	September 9, 2006	September 10, 2005
				(Unaudited)	(Unaudited)
	(in millions, except ratios and per share amounts)
Statement of earnings data:
Net sales	$19,864	$19,543	$20,209	$16,449	$10,529
Cost of sales	16,977	16,681	17,372	13,173	8,998
Selling and administrative expenses	2,447	2,229	2,220	2,717	1,272
Gain on sale of WinCo Foods, Inc.	—	(109)	—	—	—
Restructure and other charges	5	26	16	—	—
Operating earnings	435	716	601	559	259
Interest expense, net	106	115	146	202	61
Earnings before income taxes	329	601	455	357	198
Provision for income taxes	123	215	175	138	73
Net earnings	206	386	280	219	125
Net earnings per common share—basic	$1.52	$2.86	$2.09	$1.26	$0.92
Net earnings per common share—diluted	$1.46	$2.71	$2.01	$1.21	$0.88
Weighted average common shares outstanding—basic	136	135	134	174	136
Weighted average common shares outstanding—diluted	146	145	143	184	146
Balance sheet data (at period end):
Cash and cash equivalents	$801	$557	$376	$281	$753
Inventories (FIFO)(a)	1,114	1,181	1,214	3,054	1,182
Working capital(a)	821	644	361	(499)	689
Net property, plant and equipment	1,969	2,191	2,134	8,756	2,123
Total assets	6,153	6,367	6,246	22,512	6,469
Total debt, including current portion(b)	1,518	1,678	1,939	9,314	1,653
Stockholders’ equity	2,619	2,511	2,210	5,172	2,601
Other data:
Depreciation and amortization	$311	$303	$302	$351	$167
Capital expenditures(c)	$365	$326	$371	$353	$141
Debt to capital ratio(d)	36.7%	40.1%	46.7%	64.3%	38.9%

(a)	Inventories (FIFO) and working capital are calculated after adding back the LIFO reserve. The LIFO reserve for each year and 28-week period is as follows: $160.0 for fiscal 2006, $148.6 for fiscal 2005 and $135.8 for fiscal 2004, $168.7 for the 28 weeks ended September 9, 2006 and $152.8 million for the 28 weeks ended September 10, 2005.

(b)	Total debt includes capital lease obligations.

(c)	Capital expenditures include cash expenditures and non-cash capital lease asset additions.

(d)	The debt to capital ratio is calculated as debt, which includes notes payable, current debt, current obligations under capital leases, long-term debt and long-term obligations under capital leases, divided by the sum of debt and stockholders’ equity.

New Albertson’s

The selected consolidated financial data presented below are derived or selected from New Albertson’s unaudited condensed consolidated financial statements for the 13 weeks ended August 31, 2006 incorporated by reference in this Offer to Purchase. You should read the selected consolidated financial data in conjunction with such financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in New Albertson’s Quarterly Report on Form 10-Q for the 13 week period ended August 31, 2006 incorporated by reference in this Offer to Purchase.

The selected successor unaudited consolidated financial data are derived from the results of operations, financial position and cash flows of New Albertson’s and its subsidiaries subsequent to June 2, 2006. The selected predecessor unaudited consolidated financial data are derived from the results of operations, financial position and cash flows of Old Albertson’s and its subsidiaries prior to June 2, 2006. The selected predecessor unaudited consolidated financial data include certain operations of Old Albertson’s that were acquired by third parties.

As a result of the SUPERVALU Merger, New Albertson’s adopted a change in fiscal year end from the Thursday nearest to January 31 to the last Thursday in February. New Albertson’s new fiscal year 2007 began on March 3, 2006. For fiscal 2007, the first, second and third quarters will consist of 13 weeks of operating results and the fourth quarter will consist of 12 weeks of operating results for a total of 51 weeks. Beginning in fiscal 2008, New Albertson’s first quarter will consist of 16 weeks of operating results while the second, third and fourth quarters each will consist of 12 weeks of operating results for a total of 52 weeks. The primary purpose of this change is to better match the financial reporting schedule of New Albertson’s parent, SUPERVALU. As a result of this change, New Albertson’s has a four-week transition period ended March 2, 2006. Condensed comparative unaudited financial information for the four-week transition period ended March 2, 2006 and the comparable period of the prior year is presented in Note 1 to the unaudited condensed consolidated financial statements of New Albertson’s contained in New Albertson’s Quarterly Report on Form 10-Q for the 13 week period ended August 31, 2006.

	Successor	Predecessor	Predecessor
	13 Weeks Ended August 31, 2006	13 Weeks Ended August 4, 2005	26 Weeks Ended August 4, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
	(in millions)	(in millions)
Statement of earnings data:
Net sales	$6,266	$10,188	$20,181
Cost of sales	4,395	7,332	14,515

Gross profit	1,871	2,856	5,666
Selling and administrative expenses	1,606	2,551	5,067

Operating earnings	265	305	599
Interest expense, net	118	149	281

Earnings from continuing operations before income taxes	147	156	318
Income tax expense	58	46	101

Net earnings from continuing operations	89	110	217
Earnings from discontinued operations, net of tax benefit of $0, $1 and $6, respectively	—	(3)	(10)

Net earnings	$89	$107	$207

	Successor	Predecessor
	August 31, 2006	February 2, 2006
	(Unaudited)	(Unaudited)
	(in millions, except share and par value data)	(in millions, except share and par value data)
Selected balance sheet data:
Cash and cash equivalents	$155	$406
Inventories, net(1)	1,941	3,036
Property, plant and equipment less accumulated depreciation and amortization of $190 and $8,110, respectively	6,826	9,903
Total assets	17,014	17,871
Long-term debt and capital lease obligations	5,848	6,278
Stockholders’ equity	5,152	5,707

	Successor	Predecessor	Predecessor
	13 Weeks Ended August 31, 2006	13 Weeks Ended June 1, 2006	13 Weeks Ended August 4, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
	(in millions)	(in millions)
Selected Statement of cash flows data:
Depreciation and amortization	$207	$286	$576
Changes in assets and liabilities	$(304)	$(77)	$(74)
Cash restricted due to the sale of Old Albertson’s	$57	$(252)	—

(1)	Inventories, net would have been $3 and $598 higher at August 31, 2006 (successor) and February 2, 2006 (predecessor), respectively, if the first-in-first-out (FIFO) method had been used.

Unaudited Pro Forma Condensed Combined Statements of Earnings of SUPERVALU

Pro Forma Condensed Combined Statements

The unaudited pro forma condensed combined statements of earnings for the fiscal year ended February 25, 2006 and the 28 weeks ended September 9, 2006 assume that the acquisition of New Albertson’s and simultaneous Standalone Drug Sale and the Non-Core Supermarket Business Sale (collectively, the “Acquisition”), occurred on February 27, 2005, the first day of our fiscal year for the fiscal year ended February 25, 2006. We own the acquired business of Old Albertson’s through our wholly owned subsidiary, New Albertson’s. The accompanying unaudited pro forma condensed combined statement of earnings for the fiscal year ended February 25, 2006 combines the 52 weeks of our fiscal year ended February 25, 2006 with the 52 weeks of Old Albertson’s fiscal year ended February 2, 2006. The unaudited pro forma condensed combined statement of earnings for the 28 weeks ended September 9, 2006 combines the 28 weeks ended September 9, 2006 for us with the results and related pro forma adjustments for the 13 weeks ended May 4, 2006 for Old Albertson’s. Our fiscal year ends on the last Saturday of February, while Old Albertson’s fiscal year historically ended on the Thursday nearest to January 31.

The unaudited pro forma condensed combined statements of earnings should be read in conjunction with (a) our historical consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended February 25, 2006 and Quarterly Report on Form 10-Q for the 12 weeks ended September 9, 2006, each of which is incorporated by reference in this Offer to Purchase, (b) the historical consolidated financial statements and notes thereto of Old Albertson’s included in its Annual Report on Form 10-K for the fiscal year ended February 2, 2006, which is incorporated by reference in Amendment No. 1 on Form 8-K/A filed with the SEC on August 17, 2006 to SUPERVALU’s Current Report on Form 8-K filed with the SEC on June 7, 2006, which is incorporated by reference in this Offer to Purchase, (c) New Albertson’s Quarterly Report on Form 10-Q for the 13 weeks ended May 4, 2006, which is incorporated by reference in this Offer to Purchase and (d) the accompanying notes to the unaudited pro forma condensed combined statements of earnings.

The unaudited pro forma condensed combined statements of earnings reflect adjustments for pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results. Substantially all of the holders of the Corporate Units did not elect to early settle the purchase contracts in connection with the Acquisition. Therefore, the pro forma adjustments do not reflect the effects of early settlements. The unaudited pro forma condensed combined statements of earnings were prepared using the purchase method of accounting with us treated as the acquiring entity. Accordingly, the consideration paid by us to complete the Acquisition has been allocated preliminarily to the assets and liabilities acquired based upon their estimated fair values as of the date of the Acquisition.

The allocation of purchase price is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of the acquired Old Albertson’s assets and liabilities will be based on the actual net tangible and intangible assets of New Albertson’s that exist as of the date of the Acquisition. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined statements of earnings.

The allocation of the purchase price to the acquired Old Albertson’s assets includes an assigned fair value to identifiable intangible assets. Provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” establish criteria for determining when intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) also provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather tested for impairment on at least an annual basis. Our management believes that certain trade names owned by Old Albertson’s have indefinite lives based upon a preliminary analysis utilizing the criteria in paragraph 11 of SFAS 142.

The unaudited pro forma condensed combined statements of earnings were derived from our and Old Albertson’s most recent quarterly and fiscal year filings with the SEC. The pro forma condensed combined statements of earnings columns entitled “Old Albertson’s as adjusted” represent Old Albertson’s historical financial statements adjusted for the simultaneous Standalone Drug Sale and Non-Core Supermarket Business Sale. The disposition of the standalone drug business and the non-core business provided approximately $4.9 billion in proceeds that were available to complete the Acquisition.

The full costs of providing support services to the standalone drug and non-core businesses, and the pro forma payments that will be made by the Cerberus Group and CVS for transition services, are included in the unaudited pro forma condensed combined statements of earnings. See Note (b2) to the unaudited pro forma condensed combined statements of earnings for more detail.

The unaudited pro forma condensed combined statements of earnings are presented for illustrative purposes only and are not necessarily indicative of what our actual results of operations would have been had the Acquisition been completed on the dates indicated above. Further, the unaudited pro forma condensed combined financial statements do not reflect Acquisition-related costs, except for Acquisition-related costs incurred during the 28 weeks ended September 9, to fully merge and operate the combined organization more efficiently, or anticipated synergies expected to result from the combination. You should not rely on the unaudited pro forma condensed combined statements of earnings as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that we will experience.

Supplemental Information

Management expects that the benefits of the business combination will generate an estimated $150 to $175 million pre-tax of cost synergies to be fully realized by the end of the third year after closing. Management expects to realize annual synergies of approximately $75 to $85 million pre-tax related to leveraging the retail businesses and other operating efficiencies, $50 to $60 million pre-tax from consolidation of corporate functions including redundant public company overhead, and $25 to $30 million pre-tax from supply chain optimization. Management also expects to incur an estimated $145 million pre-tax of Acquisition-related costs during the three years following the closing of the Acquisition. The accompanying unaudited pro forma condensed combined statements of earnings do not include any synergies that may be achievable subsequent to the Acquisition or the impact of the Acquisition-related costs, except for Acquisition-related costs incurred during the 28 weeks ended September 9, 2006.

Unaudited Pro Forma Condensed Combined Statements of Earnings

for the fiscal year ended February 25, 2006

(in millions, except per share data)

	52 weeks Old Albertson’s historical(1)	Adjustments for simultaneous sale of standalone drug and non-core businesses(a)	52 weeks Old Albertson’s as adjusted(2)	52 weeks SUPERVALU historical(3)	Adjustments to reflect the acquisition of New Albertson’s as adjusted		SUPERVALU pro forma
Net sales	$40,358	$15,936	$24,422	$19,864	$—		$44,286
Costs and expenses
Cost of sales	29,038	11,768	17,270	16,977	—		34,247
Selling and administrative expenses	10,082	3,764	6,318	2,447	(121	)(b)	8,644
Restructure and other charges	—	—	—	5	—		5

Operating earnings	1,238	404	834	435	121		1,390
Interest expense, net	529	25	504	106	166	(c)	776
Other income, net	5	—	5	—	—		5

Earnings (loss) from continuing operations before income taxes	714	379	335	329	(45)		619
Provision (benefit) for income taxes	252	134	118	123	(18	)(d)	223

Net earnings (loss) from continuing operations	$462	$245	$217	$206	$(27)		$396

Depreciation and Amortization							$1,096
Net earnings per share from continuing operations—basic	$1.25			$1.52			$1.93
Net earnings per share from continuing operations—diluted	$1.24			$1.46			$1.86
Weighted average number of common shares outstanding
Basic	370			136	69	(e)	205
Diluted	372			146	71	(e)	217

(1)	As more fully described in Old Albertson’s historical consolidated financial statements and notes thereto, results for the 52 weeks ended February 2, 2006 were favorably impacted by net pre-tax gains of $133 recognized upon the disposition of property (including a pre-tax gain of $52 on the San Leandro, California distribution facility) and unfavorably impacted by a pre-tax non-cash adjustment of $38 for a change in accounting for cash discounts for the early payment of merchandise purchases, pre-tax costs of $22 related to Old Albertson’s exploration of strategic alternatives, and $20 in pre-tax unplanned costs, net of anticipated insurance reimbursements, as a result of the hurricanes that struck Florida, Texas and Louisiana in 2005.

(2)	Selling and administrative expenses for “Old Albertson’s as adjusted” include historical corporate administrative costs related to the standalone drug store and non-core businesses.

(3)	SUPERVALU’s results for the 52 weeks ended February 25, 2006 include pre-tax charges of $156 related to the sale of Cub Foods in Chicago and twenty corporate-operated Shop ’n Save retail stores in Pittsburgh. Additionally, results include pre-tax impairment charges of $14 related to SUPERVALU’s planned disposition of standalone Deals stores and $5 related to the impact of Hurricane Katrina (primarily at Save-A-Lot locations in Louisiana).

See Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings

Unaudited Pro Forma Condensed Combined Statements of Earnings

for 28 weeks ended September 9, 2006

(in millions, except per share data)

	First quarter fiscal 2007						Second quarter fiscal 2007	Year-to-date
	13 weeks Old Albertson’s historical(1)	Adjustments for simultaneous sale of stand alone drug and non-core businesses(a)	13 weeks Old Albertson’s as adjusted(2)	16 weeks SUPERVALU historical(3)	Adjustments to reflect the acquisition of New Albertson’s as adjusted		SUPERVALU consolidated(3)	September 9, 2006 SUPERVALU consolidated
Net sales	$9,940	$3,990	$5,950	$5,783	$—		$10,666	$22,399
Costs and expenses
Cost of sales	7,097	2,953	4,144	4,968	—		8,205	17,317
Selling and administrative expenses	2,462	924	1,538	644	(23	)(b)	2,070	4,229
Restructure and other charges	—	—	—	3	—		—	3

Operating earnings	381	113	268	168	23		391	850
Interest expense, net	119	6	113	26	46	(c)	176	361
Other income, net	1	—	1	—	—		—	1

Earnings (loss) from continuing operations before income tax	263	107	156	142	(23)		215	490
Provision (benefit) for income taxes	97	39	58	55	(9	)(d)	83	187

Net earnings (loss) from continuing operations	$166	$68	$98	$87	$(14)		$132	$303

Depreciation and amortization								$554

Net earnings per share from continuing operations—basic	$0.45			$0.59			$0.63	$1.48
Net earnings per share from continuing operations—diluted	$0.44			$0.57			$0.61	$1.42
Weighted average number of common shares outstanding
Basic	372			147	59	(e)	211	205
Diluted	375			156	60	(e)	220	216

As disclosed in the Notes to the Unaudited Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the 12 weeks ended September 9, 2006, pro forma net sales and net earnings for the 28 weeks ended September 10, 2005 were $22,743 and $202, respectively. Pro forma depreciation and amortization for the 28 weeks ended September 10, 2005 was $560.

(1)	As more fully described in Old Albertson’s historical condensed consolidated financial statements and notes thereto, results for the 13 weeks ended May 4, 2006 were favorably impacted by a pre-tax gain of $47 for pension plan curtailments, and unfavorably impacted by pre-tax costs of $10 related to Old Albertson’s exploration of strategic alternatives and $4 related to stock compensation expense recognized due to the adoption of Statement of Financial Accounting Standard No. 123(R), “Stock-Based Compensation” (“SFAS 123(R)”). Pro forma depreciation and amortization for the 28 weeks ended September 10, 2005 was $560.

(2)	Selling and administrative expenses for “Old Albertsons as adjusted” include historical corporate administrative costs related to the standalone drug store and non-core businesses.

(3)	SUPERVALU’s results for the 16 weeks ended June 17, 2006 include pre-tax costs of $21 related to the Acquisition and $13 related to stock compensation expense recognized due to the adoption of SFAS 123(R). Our results for the 12 weeks ended September 9, 2006 include pre tax costs of $16 related to the Acquisition and $4 related to stock compensation expense recognized due to the adoption of SFAS 123(R).

See Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings

Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings

(in millions, except per share data)

(a)	Reflects the simultaneous Standalone Drug Sale and Non-Core Supermarket Business Sale. The significant statements of earnings assumptions related to the simultaneous sale are as follows:

1.	Revenues and expenses of standalone drug and non-core businesses have been separated in accordance with the terms of the respective purchase agreements.

2.	Selling and administrative expenses include the corporate administrative expenses of Old Albertson’s, including the corporate and administrative expenses for the standalone drug and non-core businesses. These costs are not necessarily representative of current costs.

3.	The historical effective income tax rate of Old Albertson’s was used to compute the provision for income taxes for the core, non-core and standalone drug businesses.

(b)	The following adjustments to selling and administrative expenses have been made to reflect depreciation and amortization of fair value adjustments, the transition services agreements and other items for the fiscal year ended February 25, 2006 and the 16 weeks ended June 17, 2006, respectively:

	Fiscal Year ended February 25, 2006	16 Weeks ended June 17, 2006
Increased depreciation and amortization expense(b1)	$52	$13
Transition services agreement reimbursements(b2)	(193)	(42)
Other adjustments(b3)	20	6

Estimated net adjustment	$(121)	$(23)

(b1)	Reflects the estimated incremental depreciation and amortization expense for the preliminary purchase price allocation made to property, plant and equipment and intangible assets. The increase in depreciation and amortization expense has been estimated as follows (using estimated weighted average remaining useful lives):

	Increase in value	Remaining useful life	Additional depreciation and amortization
			Fiscal Year ended February 25, 2006	16 Weeks ended June 17, 2006
Property, plant and equipment, net	$417	13	$32	$8
Definite lived intangible assets, net	$271	14	20	5

Estimated net adjustment			$52	$13

The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in SUPERVALU’s unaudited condensed consolidated balance sheet as of September 9, 2006. An increase or decrease in $100 in purchase price allocated to amortizable property, plant and equipment would impact the amount of annual amortization income or expense by $8. An increase or decrease in $100 in purchase price allocated to definite lived intangible assets would impact the amount of annual amortization income or expense by $7.

(b2)	In connection with the simultaneous Standalone Drug Sale and Non-Core Supermarket Business Sale, SUPERVALU entered into separate transition services agreements with the Cerberus Group in connection with the non-core business and with CVS in connection with the standalone drug business.

The non-core business transition services agreement between SUPERVALU and the Cerberus Group contemplates a two year term and provides for fixed payments to SUPERVALU of $155 in the aggregate in the first year and $135 in the aggregate in the second year and, in addition, quarterly variable payments of $8.75. After the first quarter, the variable payments may be reduced by $0.4375 for each increment of 35 stores that will no longer be supported by SUPERVALU under the terms of the agreement. The Cerberus Group will be required to provide SUPERVALU with 60 days’ advance notice of stores that will no longer be supported under the transition services agreement, during which time SUPERVALU intends to reduce support infrastructure and related costs.

The standalone drug business transition services agreement between SUPERVALU and CVS contemplates a six month term and provides for payments by CVS to SUPERVALU of $3 in the aggregate.

Pro forma results for the 28 weeks ended September 9, 2006 reflect actual transition services payments of approximately $48 for the 12 weeks ended September 9, 2006 and pro forma transition services payments of approximately $42 for the 16 weeks ended June 17, 2006.

Selling and administrative expenses in the unaudited pro forma condensed combined statements of earnings include the historical corporate administrative costs related to the standalone drug and non-core businesses and are net of reimbursements received under the transition services agreements in the amounts of $193 and $90 for the year ended February 25, 2006 and the 28 weeks ended September 9, 2006, respectively. Management believes that the annual corporate administrative expenses eliminated at the end of the transition service periods will equal or exceed the $193 payments to be received under the transition service agreements during the twelve months following the Acquisition. No assurance can be given as to the actual length of time SUPERVALU will provide the transition services or the extent to which the payments to be received pursuant to the transition service agreements will offset the actual costs of providing those services. Elimination of corporate administrative costs related to the standalone drug and non-core businesses are not a component of the synergies identified by management.

(b3)	Reflects estimated adjustments to selling and administrative expenses for the following items:

	Fiscal year ended February 25, 2006	16 Weeks ended June 17, 2006
Reduction of self-insurance expense from conforming accounting policies	$(27)	$(11)
Accretion of discounted self insurance liability(b3-1)	38	15
Reclassifications of bank fees from interest expense	9	2

Estimated net adjustment	$20	$6

(b3-1)	This item was reflected as “self insurance, interest discount to conform accounting policies” as a pro forma adjustment to interest expense in the joint proxy statement/prospectus dated April 28, 2006, and herein renamed and reclassified to selling and administrative expenses.

(c)	Reflects the estimated incremental interest expense resulting from the following items:

	Fiscal year ended February 25, 2006	16 Weeks ended June 17, 2006
Interest on new financing	$139	$43
Amortization of debt fair value adjustment(c1)	20	(2)
Reduction in interest income due to use of cash	22	9
Eliminate amortization of Old Albertson’s historical debt issuance costs	(6)	(2)
Reclassification of bank fees to selling and administrative expenses	(9)	(2)

Estimated net adjustment	$166	$46

Impact to interest expense of a 1/8 percentage point change in interest rates	$3	$1

Estimated interest expense on the credit facilities used to fund a portion of the purchase price assumes an interest rate of 6.96% (current LIBOR of 5.31% plus 1.65%) for the fiscal year ended February 25, 2006 and 7.10% for the 16 weeks ended June 17, 2006. The fair value adjustment to Old Albertson’s historical debt is being amortized over the remaining life of the corresponding debt.

(c1)	Includes the amortization of the fair value adjustment to the Corporate Units amortized over approximately 24 months, representing the period from February 25, 2005, the first day of SUPERVALU’s fiscal year 2006, through February 13, 2007, the remarketing date of the Corporate Units, of $14 and $4 for the fiscal year ended February 25, 2006 and the 16 weeks ended June 17, 2006, respectively.

(d)	Reflects the estimated incremental income taxes that would have been recorded for the pro forma adjustments using a combined statutory federal and blended state income tax rate of 39%.

(e)	Reflects the incremental impact on basic and diluted weighted average shares of the issuance of SUPERVALU common stock assuming the shares were outstanding for the entire fiscal year ended February 25, 2006 and the entire 28 weeks ended September 9, 2006, respectively. SUPERVALU’s shares were issued at the exchange ratio of 0.182 per share for 372.1 million shares of New Albertson’s common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated. Each of SUPERVALU’s fiscal years ended February 25, 2006, February 26, 2005, February 22, 2003 and February 23, 2002 consisted of 52 weeks while SUPERVALU’s fiscal year ended February 28, 2004 consisted of 53 weeks.

	28 Weeks Ended		Fiscal Year Ended
	September 9, 2006(1)	September 10, 2005	February 25, 2006	February 26, 2005	February 28, 2004	February 22, 2003	February 23, 2002
Ratio of Earnings to Fixed Charges(2)	2.25	3.00	2.82	4.30	3.09	2.72	2.38

(1)	Includes the operations of New Albertson’s from June 2, 2006, the date of acquisition, through August 31, 2006.
(2)	For purposes of these ratios, earnings consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from those earnings. Fixed charges consist of interest on indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases we believe to be representative of the interest factor.

Unaudited Pro Forma Condensed Consolidated Statement of Earnings of New Albertson’s

The following unaudited pro forma condensed consolidated statement of earnings for the fiscal year ended February 2, 2006 gives effect to the Standalone Drug Sale, the Core Separation and the Non-Core Supermarket Business Sale (collectively, the “Separation”) as if they had been completed on February 4, 2005, the first day of the Old Albertson’s fiscal year ended February 2, 2006. The following unaudited pro forma condensed consolidated statement of earnings should be read in conjunction with (a) the historical consolidated financial statements and notes thereto of Old Albertson’s included in its Annual Report on Form 10-K for the fiscal year ended February 2, 2006, which is incorporated by reference in Amendment No. 1 on Form 8-K/A filed with the SEC on August 17, 2006 to SUPERVALU’s Current Report on Form 8-K filed with the SEC on June 7, 2006, which is incorporated by reference in this Offer to Purchase and (b) the historical consolidated financial statements and notes thereto of Old Albertson’s included in its Quarterly Report on Form 10-Q for the 13 weeks ended August 31, 2006, which is incorporated by reference in this Offer to Purchase.

The unaudited pro forma condensed consolidated statement of earnings reflects adjustments for pro forma events that are (1) directly attributable to the Separation, (2) factually supportable and (3) expected to have a continuing impact on the results.

The columns entitled “New Albertson’s pro forma” represent Old Albertson’s historical financial statements adjusted for the simultaneous Standalone Drug Sale and the Non-Core Supermarket Business Sale and other pro forma adjustments. The simultaneous Standalone Drug Sale and Non-Core Supermarket Business Sale provided approximately $4.9 billion in proceeds.

The estimated costs to New Albertson’s of providing transition services in connection with the Standalone Drug Sale and the Non-Core Supermarket Business Sale and the estimated payments that will be made by the Cerberus Group and CVS to reimburse New Albertson’s for transition services are given effect in the unaudited pro forma condensed consolidated statement of earnings.

Unaudited Pro Forma Condensed Combined Statement of Earnings

for the fiscal year ended February 2, 2006

(in millions, except per share data)

	Old Albertson’s historical(1)	(a) Adjustments for simultaneous sale of standalone drug and noncore	Other pro forma adjustments		New Albertson’s pro forma
Net Sales	$40,358	$15,936	$—		$24,422
Costs and expenses
Cost of sales	29,038	11,768	—		17,270
Selling and administrative expenses	10,082	3,764	(193	)(b)	6,125

Operating earnings	1,238	404	193		1,027
Interest expense, net	529	25	—	(c)	504
Other income (expense), net	5	—	—		5

Earnings from continuing operations before income taxes	714	379	193		528
Provision for income taxes	252	134	75	(d)	193

Net earnings from continuing operations	$462	$245	$118		$335

Net earnings per share from continuing operations—basic	$1.25				$0.91
Net earnings per share from continuing operations—diluted	$1.24				$0.90
Weighted average number of common shares outstanding
Basic	370				370
Diluted	372				372

(1)	As more fully described in Old Albertson’s historical consolidated financial statements and notes thereto, results for the fiscal year ended February 2, 2006 were favorably impacted by pretax gains of $133 million recognized from the disposal of property (including a pretax gain of $52 million on the San Leandro, California distribution facility) and unfavorably impacted by a noncash pretax adjustment of $38 million for a change in accounting for cash discounts for the early payment of merchandise purchases, pretax costs of $22 million related to Old Albertson’s exploration of strategic alternatives and by $20 million in pretax unplanned costs, net of anticipated insurance reimbursements, as a result of the hurricanes that struck Florida, Texas and Louisiana in 2005.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings

(a)	Reflects the simultaneous Standalone Drug Sale and the Non-Core Supermarket Business Sale. The significant assumptions related to the simultaneous sale are as follows:

(1)	Revenues and expenses of the businesses sold pursuant to the Standalone Drug Sale and the Non-Core Supermarket Business sale have been separated as of February 4, 2005 in accordance with the terms of the respective transaction agreements.

(2)	Selling and administrative expenses exclude the corporate administrative expenses of Old Albertson’s. These costs will remain with New Albertson’s and are not necessarily representative of future costs.

(3)	The historical effective income tax rate of Old Albertson’s was used to compute the provision for income taxes for the businesses sold pursuant to the Core Separation, the Non-Core Supermarket Business sale and the Standalone Drug Sale.

(b)	In connection with the simultaneous Standalone Drug Sale and the Non-Core Supermarket Business Sale, New Albertson’s has entered into separate transition services agreements with the Cerberus Group related to the businesses sold pursuant to the Non-Core Supermarket Business Sale and with CVS related to the businesses sold pursuant to the Standalone Drug Sale.

The transition services agreement between New Albertson’s and the Cerberus Group with respect to the businesses sold pursuant to the Non-Core Supermarket Business Sale contemplates a two-year term and provides for fixed payments by the Cerberus Group to New Albertson’s of $155 million in the aggregate in the first year and $135 million in the aggregate in the second year and, in addition, quarterly variable payments of $8.75 million for a total of $35 million variable payments per year. After the first quarter, the quarterly variable payments may be reduced by $0.4375 million for each increment of 35 stores that will no longer be supported by New Albertson’s under the terms of the agreement. Albertson’s LLC will be required to provide New Albertson’s with 60 days’ advance notice of stores that will no longer be supported under the transition services agreement, during which time New Albertson’s intends to reduce support infrastructure and related costs.

The transition services agreement between New Albertson’s and CVS with respect to the businesses sold pursuant to the Standalone Drug Sale contemplates a six-month term and provides for payments by CVS to New Albertson’s of $3 million in the aggregate.

Selling and administrative expenses in the selected unaudited pro forma condensed consolidated statements of earnings data include the historical corporate administrative costs related to the businesses sold pursuant to the Standalone Drug Sale and the Non-Core Supermarket Business Sale and are net of reimbursements that would have been received under the transition services agreements in the amounts of $193 million for the fiscal year ended February 2, 2006 had the Separation been completed on February 4, 2005. Management believes that the annual corporate administrative expenses eliminated at the end of the transition services period will equal or exceed the $193 million payments received under the transition services agreements during the twelve months following the Separation. No assurances can be given as to the actual length of time New Albertson’s will be providing the transition services or the extent to which the payments received pursuant to the transition services agreements will offset the actual costs of providing those services.

(c)	As a result of the SUPERVALU Merger (which occurred immediately after the Separation on June 2, 2006), whereby New Albertson’s became a wholly owned subsidiary of SUPERVALU, cash on hand at New Albertson’s, including cash proceeds from the Separation, was used to pay the Merger Consideration to former New Albertson’s stockholders pursuant to the SUPERVALU Merger. Accordingly, Interest expense, net has not been reduced pursuant to any assumed repayment of historic debt balances.

(d)	Reflects the estimated incremental income taxes that would have been recorded for pro forma results of operations due to the other pro forma adjustments using a combined statutory federal and blended state income tax rate of 39%.

MARKET FOR SUPERVALU COMMON STOCK AND CORPORATE UNITS

Our common stock and the Corporate Units are listed on the NYSE under the symbols “SVU” and “ABSPR,” respectively. The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices and dividends declared per share of our common stock and high and low sale prices per Corporate Unit on the NYSE during such periods.

	Common Stock Price		Dividends on Common Stock (per share)		Corporate Units
	High	Low			High		Low
2007
3rd Quarter (through October 20, 2006)	$33.25	$29.09	$	N/A	$25.60		$25.08
2nd Quarter	31.13	26.14		0.1650	25.41		24.43
1st Quarter	32.28	28.24		0.1625	25.39		21.70
2006
4th Quarter	$34.75	$30.60		$0.1625	$25.44		$21.34
3rd Quarter	33.93	29.55		0.1625	26.12		21.38
2nd Quarter	35.88	30.90		0.1625	23.64		21.30
1st Quarter	34.72	30.64		0.1525	24.80		21.32
2005
4th Quarter	$35.15	$31.30		$0.1525	$26.74		$24.10
3rd Quarter	32.59	26.59		0.1525	27.00		24.36
2nd Quarter	31.99	25.70		0.1525	27.97	(1)	24.48	(1)
1st Quarter	32.49	27.75		0.1450	N/A		N/A

(1)	From May 12, 2004, the date on which the Corporate Units began to trade on the NYSE.

Dividend payment dates for our common stock are on or about the 15th day of March, June, September and December, subject to the approval of our Board of Directors.

On October 20, 2006, the last trading day before commencement of the Offer, the last reported sale price of the Corporate Units on the NYSE was $25.46 per Corporate Unit and the last reported sale price of our common stock on the NYSE was $33.10 per share. As of October 19, 2006, there were approximately 207,112,742 shares of our common stock outstanding, owned by approximately 32,103 holders of record and approximately 45,970,800 Corporate Units outstanding. No Treasury Units were outstanding as of October 19, 2006.

We urge you to obtain current market information for the Corporate Units and SUPERVALU common stock before making any decision with respect to the Offer.

SPECIAL FACTORS

Background and Purposes of the Offer

Background

We are conducting the Offer as part of our ongoing strategy to reduce debt and increase our financial flexibility. On August 8, 2006, at a regularly scheduled meeting, the Finance Committee of our Board of Directors discussed various steps with respect to reducing our outstanding indebtedness and lengthening the maturity profile of debt maturing in 2009, including a reduction in the outstanding number of Corporate Units and in the aggregate principal amount of Senior Notes underlying the Corporate Units. At the conclusion of this meeting, our Finance Committee granted preliminary approval to a proposed tender offer for Corporate Units, although it did not approve any particular structure or funding for such tender offer.

On August 9, 2006, at a regularly scheduled meeting, Charles M. Lillis, the chairperson of our Finance Committee, discussed the Finance Committee’s preliminary approval of a tender offer for the Corporate Units, subject to market conditions and resolution of the financing options, with our Board of Directors. Beginning in mid-August 2006, our management held meetings with representatives of several investment banks, including Merrill Lynch, at which management was presented various alternatives with respect to reducing our outstanding indebtedness, including a tender offer relating to the Corporate Units.

On September 22, 2006, representatives of Merrill Lynch met with management to discuss refinancing alternatives for the HITS™, including a cash tender offer for any and all outstanding Corporate Units and the possibility of using the net proceeds of an offering of convertible or nonconvertible debt securities to pay a portion of the aggregate purchase price for such tender offer. Later that same day, our Finance Committee met to discuss the proposed tender offer and funding alternatives for the tender offer. Following discussion, the Finance Committee unanimously approved proceeding, subject to market conditions and the approval by the full Board of Directors, with the proposed tender offer for the Corporate Units and the financing of the aggregate purchase price of the Corporate Units to be purchased in such tender offer from an offering by us of either convertible or nonconvertible debt securities and borrowings from our senior secured credit facilities executed on June 1, 2006.

On September 26, 2006, we retained Merrill Lynch, Banc of America Securities and Credit Suisse as dealer managers in connection with the contemplated tender offer for the Corporate Units and as joint book-running managers in connection with a proposed offering of debt securities to finance a portion of the purchase price for the Corporate Units. In late September and early October 2006, our management held ongoing discussions with Merrill Lynch with respect to structure and pricing of the contemplated tender offer.

At a regularly scheduled meeting of the Board of Directors on October 12, 2006, our management presented to our Board of Directors a proposal for conducting a tender offer for the Corporate Units and for financing of a portion of the purchase price for the Corporate Units with the proceeds of a debt offering. Our Board of Directors unanimously approved, subject to market conditions, the proposed tender offer for the Corporate Units and alternative forms of the proposed debt financing. The Board of Directors also established a Pricing Committee and appointed Charles M. Lillis and Garnett L. Keith, Jr. to serve thereon. The Pricing Committee was authorized to determine and fix the final terms and conditions of the Offer, including the amount of cash consideration to be offered.

On October 22, 2006, the Pricing Committee unanimously approved the final terms of the Offer, including the offered purchase price of $25.22 per Corporate Unit.

The Board of Directors of New Albertson’s unanimously approved the final terms of the Offer by written consent effective October 23, 2006.

Purposes

A successful consummation of the Offer would allow us to accomplish the following purposes: (1) reduce the amount of our debt maturing in 2009 and lengthen the term to maturity of our outstanding debt and (2) avoid certain practical considerations inherent in the remarketing process relating to the Senior Notes associated with the Corporate Units, as well as the payment of the remarketing fee to the Remarketing Agent in connection with such remarketing. See “The Offer—Purpose and Effects of the Offer.”

Alternatives

As described in the section of this Offer to Purchase entitled “Summary—The Units—Early Settlement of Certain Corporate Units Following the SUPERVALU Merger,” upon consummation of the SUPERVALU Merger, holders of the Corporate Units had an option to early settle their Purchase Contract obligations at the Settlement Rate then in effect. Since only 29,200 Purchase Contracts were settled early pursuant to this option, we decided to consider alternative means to retire and cancel the Corporate Units. We did not consider any means other than the Offer to accomplish the stated purposes of the Offer.

Reasons

We believe that it is in our best interests to offer to purchase any and all outstanding Corporate Units at this time because commencing and consummating the Offer on the schedule presently contemplated would allow us to retire and cancel as many Corporate Units as possible sufficiently in advance of the scheduled remarketing of the Senior Notes in February 2007 and to refinance the Corporate Units at our earliest opportunity. We decided to structure the Offer as a fixed price cash offer to avoid the dilutive effect on our common stock which would result from offering holders of Corporate Units consideration consisting of a combination of a fixed number of shares and a fixed amount of cash.

Certain Effects of the Offer

Effects on Holders

If you participate in the Offer and your Corporate Units are validly tendered and accepted for purchase, you will lose your right to receive payments with respect to your Corporate Units to be made after November 16, 2006, including any accrued interest or the accrued portion of the Contract Adjustment Payment. However, you will also receive, for each such Corporate Unit which we accept for purchase from you, $25.22 in cash upon the closing of the Offer.

If you do not participate in the Offer and hold your Corporate Units through May 16, 2007, the terms of your Corporate Units will not change as a result of the consummation of the Offer. You will receive, over the period ending on that date, the remaining quarterly Contract Adjustment Payments and interest payments, in addition to the quarterly Contract Adjustment Payment and interest payment payable on November 16, 2006. In addition, on May 16, 2007, you will be obligated to purchase from New Albertson’s, for the stated amount of $25, a fraction of a newly issued share of our common stock and will receive, in addition to such common stock, a specified amount in cash, which, together with such common stock, is equal to the Settlement Rate.

Regardless of the number of Corporate Units retired and canceled in the Offer, it is expected that, following the consummation of the Offer, New Albertson’s will seek to de-list the Corporate Units from the NYSE. The extent of the market for the Corporate Units following a de-listing will depend upon, among other things, the remaining number of Corporate Units outstanding, the number of holders of Corporate Units remaining and the interest on the part of securities firms in maintaining a market in the Corporate Units. As a result, following the consummation of the Offer, there may no longer be an established reporting system or trading market in the Corporate Units, although they may be traded over-the-counter. Whether or not the Corporate Units remain listed on the NYSE following the consummation of the Offer, there will be fewer Corporate Units outstanding as a result of the Offer. A security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. This decreased liquidity may make it more difficult for holders of Corporate Units that do not tender to sell their Corporate Units.

Effects on SUPERVALU and New Albertson’s

A successful consummation of the Offer would allow both SUPERVALU and New Albertson’s to accomplish the following purposes: (1) reduce the amount of our debt maturing in 2009 and lengthen the term to maturity of our outstanding debt and (2) avoid certain practical considerations inherent in the remarketing process relating to the Senior Notes associated with the Corporate Units, as well as the payment of the remarketing fee to the Remarketing Agent in connection with such remarketing. Regardless of the number of Corporate Units retired and canceled in the Offer, it is expected that, following the consummation of the Offer, New Albertson’s will seek to de-list the Corporate Units from the NYSE and eventually suspend its reporting obligation under the Exchange Act. See “The Offer—Purpose and Effects of the Offer.” Because New Albertson’s is a wholly owned subsidiary of SUPERVALU, the Offer will have no effect on SUPERVALU’s interest in the net book value and net earnings of New Albertson’s.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax considerations relating to the tender of your Corporate Units for cash pursuant to the Offer. This discussion is based on United States federal income tax laws, including the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury Regulations, and published rulings and court decisions, all of which are subject to change, possibly with retroactive effect. We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS will agree with all of the tax consequences described herein. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to you in light of your personal investment circumstances, nor does it discuss U.S. federal income tax laws applicable to special classes of taxpayers such as life insurance companies, dealers in securities, tax exempt organizations, banks or other financial institutions, persons that hold Corporate Units as part of a “straddle,” “hedge,” “integrated transaction,” or “conversion transaction,” persons that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities or persons that own Corporate Units through a partnership or other pass-through entity and U.S. expatriates. In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws that may be applicable to you. This discussion deals only with persons who hold Corporate Units as capital assets within the meaning of Section 1221 of the Code.

CERTAIN ASPECTS OF THE U.S. FEDERAL INCOME TAX TREATMENT OF THE OFFER ARE NOT DIRECTLY ADDRESSED BY ANY STATUTORY, ADMINISTRATIVE OR JUDICIAL AUTHORITY AND THEREFORE MAY BE SUBJECT TO DIFFERING INTERPRETATIONS. IN ADDITION, THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF SURRENDERING YOUR CORPORATE UNITS FOR CASH, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders

This subsection applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a Corporate Unit and you are:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the trust and one or more United States persons has authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If you are not a U.S. holder this subsection does not apply to you and you should refer to “—Non-U.S. Holders” below.

Federal Income Tax Treatment of Corporate Units—In General

We have treated each Corporate Unit as a unit consisting of the Senior Note and the Purchase Contract that constitute such Corporate Unit. Your initial purchase price for each Corporate Unit was allocated between the two components in proportion to their respective fair market values at the time of purchase, and such allocation established your initial tax basis in the Senior Note and the Purchase Contract. In our original issuance of the Corporate Units, we reported the fair market value of each Senior Note as $1,000 (or $25 for each 2.5% ownership interest in a Senior Note) and the fair market value of each Purchase Contract as $0. If you acquired your Corporate Units in the original issuance, our reporting position was binding on you (but not the IRS) with respect to such Corporate Units unless you explicitly disclosed a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which such Corporate Units were acquired. If you acquired a Corporate Unit through purchase in the secondary market, your purchase price should have been similarly allocated between the Senior Note and the Purchase Contract in proportion to the fair market values of the two components at the time of your purchase.

We have treated the Senior Notes as contingent payment debt instruments. As such, you have been required to accrue original issue discount, or OID, on your Senior Notes. Your adjusted tax basis in your Senior Notes on the date such Senior Notes are purchased pursuant to the Offer will, accordingly, reflect increases to your basis in the amount of OID you have been required to include in income with respect to your Senior Notes through the date of purchase pursuant to the Offer and decreases to your basis equal to the total amount of projected payments with respect to your Senior Notes through the date of purchase pursuant to the Offer.

There is no direct authority addressing the treatment, under current law, of Contract Adjustment Payments, and such treatment is therefore unclear. The quarterly Contract Adjustment Payments may constitute taxable ordinary income to you when received or accrued, in accordance with your regular method of accounting, and we have reported such payments on any required information returns as taxable ordinary income to you. Holders who may have reported such payments or accruals in a different manner are urged to consult their tax advisors.

The following discussion assumes that your reporting for U.S. federal income tax purposes of the acquisition and ownership of your Corporate Units has been consistent with our treatment as outlined above and that you have not previously taken any position recognizing taxable gain or loss with respect to your Corporate Units.

Federal Income Tax Treatment of Participation in the Offer

We intend to treat the purchase of each Corporate Unit for cash pursuant to the Offer as (1) a redemption of the Senior Note for its adjusted issue price and (2) a cash settlement of the Purchase Contract in an amount equal to the adjusted issue price of the Senior Note minus the actual amount of cash that is paid by us to the tendering holder. We cannot foreclose the possibility, however, of a different allocation of the cash paid for each Corporate Unit between the Senior Note and the Purchase Contract, including an allocation based on relative fair market values.

Pursuant to our intended treatment, the redemption of the Senior Notes component of your Corporate Units will give rise to gain or loss equal to the difference between the adjusted issue price of the Senior Notes as of the date of purchase pursuant to the Offer and your adjusted tax basis in the Senior Notes. Because we have treated the Senior Notes as contingent payment debt instruments, any gain recognized on the Senior Notes will be treated as ordinary interest income. Loss recognized on the Senior Notes will be treated as ordinary loss to the extent of your prior inclusions of original issue discount on your Senior Notes. Any loss in excess of such amount will be treated as a capital loss. The deductibility of capital losses is subject to limitations.

If you purchased a Corporate Unit in our original issuance or when the Purchase Contract component of the Corporate Unit had positive value, you will recognize a capital loss equal to the amount that is treated as paid by you to cancel the Purchase Contract plus your adjusted tax basis in the Purchase Contract, if any. The deductibility of capital losses is subject to limitations. If you purchased a Corporate Unit when the Purchase Contract component had a negative value, the U.S. federal income tax consequences of the settlement of the Purchase Contract are not clear. Depending upon how you treated the purchase of such Corporate Unit, it is possible that the settlement of the Purchase Contract could give rise to a capital gain or loss. You should consult your tax advisor regarding the U.S. federal income tax consequences of the settlement of the Purchase Contract under such circumstances.

Non-U.S. Holders

The following summary is addressed to non-U.S. holders. A non-U.S. holder is a beneficial owner of a Corporate Unit that is not a “U.S. holder” as defined above. Special rules may apply if you are a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” and are subject to special treatment under the Code. If you are or may be subject to these special rules, you should consult your own tax advisor to determine the particular U.S. federal, state and local and other tax consequences applicable to you of participating in the Offer.

Subject to the discussion below concerning backup withholding, U.S. federal withholding tax should not apply to gain or income recognized on the Senior Notes provided that:

•	you do not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	you fulfill certain certification requirements. These requirements generally will be fulfilled if you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person.

If you are engaged in a trade or business in the United States, and if gain or income recognized on the Senior Notes is effectively connected with the conduct of this trade or business, you will be exempt from the withholding tax discussed in the preceding paragraph, provided that you provide a properly executed IRS Form W-8ECI to us or our paying agent. In such case, you will generally be taxed in the same manner as a U.S. Holder (see “—U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Such persons should consult their own tax advisors with respect to other U.S. tax consequences of participating in the Offer including, in the case of a corporation, the possible imposition of a 30 percent branch profits tax.

Backup Withholding and Information Reporting

Unless you are an exempt recipient, such as a corporation or a non-U.S. holder, the tender of Corporate Units for cash pursuant to the Offer may be subject to information reporting. In addition, unless you are an exempt recipient, you may be subject to U.S. federal backup withholding tax at a current rate of 28 percent if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements. An exempt recipient, such as a corporation or a non-U.S. holder, may be required to establish their exempt status in order to avoid backup withholding. In the case of a non-U.S. holder, completion of IRS Form W-8BEN or W-8ECI (discussed above under “—Non-U.S. Holders”) is generally sufficient to establish exemption.

Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability provided that you furnish the required information to the IRS.

Federal Income Tax Treatment of Non-Tendering Holders

If you elect not to participate in the Offer, the Offer will have no federal income tax impact on you, and the consequences of your ownership and disposition of the Corporate Units, Senior Notes or Treasury Units will be as described in the Purchase Contract Agreement.

Fairness and Factors Considered in Determining Fairness

SUPERVALU reasonably believes that the Offer is fair to unaffiliated Corporate Unit holders. In making its determination as to the fairness of the Offer, management considered a number of factors related to the financial value of the Corporate Units. Since the Offer for the Corporate Units is not a typical going private transaction, not all of the factors normally considered in a going private transaction were considered by management.

Management conducted an analysis of historical and current trading prices of the Corporate Units as compared to the historical and current trading prices of our common stock. Management also considered the current terms of the Corporate Units, including the amount of cash and the number of shares of our common stock to be issued on the Purchase Contract Settlement Date and the estimated present value of the future cash payments payable with respect to the Corporate Units until the Remarketing Date, based on the Contract Adjustment Payments and interest payments required to be paid to holders on February 16, 2007 and May 16, 2007 pursuant to the terms of the Corporate Units (but excluding the scheduled Contract Adjustment Payment and interest payment required to be paid to holders on November 16, 2006 since any holder of record of Corporate Units on November 1, 2006 will receive such scheduled Contract Adjustment Payment and interest payment regardless of whether such holder tenders its Corporate Units in the Offer or whether we accept such holder’s Corporate Units for purchase in the Offer). In addition, management also considered that pursuant to the terms of the Corporate Units and as a result of the adjustment to the Settlement Rate following the SUPERVALU Merger, holders who do not participate in the Offer and hold their Corporate Units through May 16, 2007 will receive, on May 16, 2007, one of the following payments per Purchase contract settled: (a) $17.65 in cash and 0.1579 shares of our common stock (if the price of our common stock on that date is greater than or equal to $46.54), (b) an amount of cash and a number of shares of our common stock in the ratio of $20.35 of cash to 0.182 shares of SUPERVALU common stock such that the sum of (x) the amount of such cash plus (y) the value of our common stock is equal to the $25.00 stated amount of the Purchase Contracts per Purchase Contract settled (if the price of our common stock on that date is less than $46.54 but greater than $14.89) or (c) $22.06 in cash and 0.1973 shares of our common stock (if the price of our common stock on that date is less than or equal to $14.89 per share). We further considered that all holders of record of the Corporate Units on November 1, 2006, regardless of whether or not they participate in the Offer, would receive the quarterly Contract Adjustment Payment and interest payment payable on November 16, 2006, and that holders who do not participate in the Offer would also receive a quarterly Contract Adjustment Payment and interest payment on each of February 16, 2007 and May 16, 2007, as well as any excess proceeds of the remarketing if the remarketing of the Senior Notes is successful at the price set forth in the Purchase Contract Agreement. Finally, we considered the difference between the Purchase Price and the sum of the above payments and excess proceeds.

Because the Offer is a purchase of Corporate Units for cash, it was not necessary to value the consideration payable in the Offer when considering whether the Offer was fair to unaffiliated Unit holders.

Management did not consider the liquidation value of SUPERVALU in its determination of fairness because SUPERVALU’s business will continue after the Offer similar to how it was conducted prior to the Offer. In considering the historical and current trading prices of the Corporate Units, we have, in effect, evaluated the liquidation value of these securities.

Management did not consider the net book value or going concern value of SUPERVALU in making its determination because SUPERVALU will continue as a going concern following the Offer. As SUPERVALU has not purchased any Units since their original issuance in May 2004, we did not include in our analysis an evaluation of previous purchase prices of Corporate Units.

Approval of Corporate Unit Holders

The Offer does not require approval of a majority of unaffiliated Corporate Unit holders.

Unaffiliated Representative

Neither we nor any of our directors have retained an unaffiliated representative to act solely on behalf of unaffiliated Corporate Unit holders for the purposes of negotiating the terms of the Offer or preparing a report concerning the fairness of the Offer.

Approval of Directors

All members of our Board of Directors, including all directors who are not employees of SUPERVALU, approved the Offer. No member of our Board of Directors dissented to or abstained from voting on the Offer.

All members of New Albertson’s Board of Directors, all of whom are employees of SUPERVALU, approved the Offer. No member of New Albertson’s Board of Directors dissented to or abstained from voting on the Offer.

Our determination that the Offer is reasonably fair to unaffiliated Corporate Unit holders is not based on the fact that the Offer does not require approval of a majority of unaffiliated Corporate Unit holders, that an unaffiliated representative has not been retained or that our Board of Directors or the Board of Directors of New Albertson’s has unanimously approved the Offer.

THE OFFER

1.	Purpose and Effects of the Offer

A successful consummation of the Offer would allow us to (1) reduce the amount of our debt maturing in 2009 and lengthen the term to maturity of our outstanding debt and (2) avoid certain practical considerations inherent in the remarketing process relating to the Senior Notes associated with the Corporate Units, as well as the payment of the remarketing fee to the Remarketing Agent in connection with such remarketing.

Regardless of the number of Corporate Units retired and canceled in the Offer, it is expected that, following the consummation of the Offer, New Albertson’s will seek to de-list the Corporate Units from the NYSE and eventually suspend its reporting obligation under the Exchange Act. The NYSE will consider de-listing the outstanding Corporate Units if, following the consummation of the Offer, the number of Corporate Units outstanding is less than 100,000. However, even if the number of Corporate Units outstanding following the consummation of the Offer is greater than 100,000, the NYSE will de-list the outstanding Corporate Units upon the request of New Albertson’s made pursuant to Rule 806.02 of the NYSE Listed Company Manual, and it is expected that New Albertson’s would make such a request in such circumstances.

2.	Terms of the Offer

We are offering to purchase each validly tendered and accepted Unit in the form of a Corporate Unit for $25.22 in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

We are only tendering for Corporate Units. We are not tendering for Treasury Units. If you hold Treasury Units and would like to participate in the Offer, then before tendering, you must recreate Corporate Units from your Treasury Units. See the Description of the Purchase Contracts for a discussion on how to recreate Corporate Units from Treasury Units.

Any Corporate Units tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. Corporate Units accepted in the Offer, including the underlying purchase contracts and Senior Notes, will be retired and cancelled. Although we cannot foreclose a different allocation, for U.S. federal income tax purposes, we intend to treat the purchase of your Corporate Units for cash pursuant to the Offer as (1) a redemption of the Senior Note for its adjusted issue price and (2) a cash settlement of the Purchase Contract in an amount equal to the adjusted issue price of the Senior Note minus the actual amount of cash that is paid by us to the tendering holder. See the section of this Offer to Purchase entitled “Special Factors—Material U.S. Federal Income Tax Consequences.”

By tendering your Corporate Units, you will lose your right to receive quarterly Contract Adjustment Payments and interest payments on the Senior Notes payable after the completion of the Offer.

3.	Expiration Date

The Offer will expire at 5:00 p.m., New York City time, on November 20, 2006. However, if we extend the period of time for which the Offer remains open, the term “Expiration Date” means the latest time and date to which the Offer is so extended.

4.	Source of Cash to be Paid in the Offer

If all 45,970,800 Corporate Units outstanding as of October 20, 2006 are validly tendered, not validly withdrawn and accepted by us for purchase, we will pay an aggregate of approximately $1.16 billion in cash to tendering holders. We intend to fund our purchase of the Corporate Units from the net proceeds of the Notes

Offering and borrowings from our senior secured credit facilities executed on June 1, 2006. The Notes Offering commenced at the same time that we commenced the Offer. We expect that the Notes will be fixed rate debt securities maturing in 2014 and that they will include, among other terms, a provision requiring SUPERVALU to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof in the event of the occurrence of certain change of control events.

The senior secured credit facilities were provided by a group of lenders led by the Royal Bank of Scotland plc, as the administrative agent for the lenders, and consist of a five-year $2 billion secured revolving credit facility, a five-year $750 million secured Term A loan, and a six-year $1.25 billion secured Term B loan. Rates on the senior secured credit facilities carry interest rates of LIBOR plus 0.50 percent to 2.00 percent, with facility fees ranging from 0.10 percent to 0.50 percent, both based on our credit ratings. The rates in effect on September 9, 2006, based on our current credit ratings, are 0.40 percent for the facility fee, LIBOR plus 1.50 percent for the senior secured credit facilities and Term A loan, and LIBOR plus 1.75 percent for the Term B loan. Mandatory principal payments of the Term A loan of 2.5% per quarter for the first four quarters, or $18.75 million, followed by payments of 3.75% per quarter, or about $28.125 million, are required, with the remaining $253.1 million due five years from the date of the initial borrowing. Mandatory prepayments of the Term B loan of 0.25% per quarter, or about $3.125 million, are required, with the remaining $1.175 billion due six years from the date of the initial borrowing.

As of September 9, 2006, there were no outstanding borrowings under the senior secured credit facilities, the Term A loan had a remaining principal balance of $750 million, of which $75 million was classified as current, and the Term B loan had a remaining principal balance of $1,247 million, of which $13 million was classified as current. As of that date, we had $346 million outstanding for letters of credit under the revolving credit facility, leaving $1.654 billion in available capacity. We also had $68 million of outstanding letters of credit issued under separate agreements with financial institutions.

The senior secured credit facilities contain covenants customary for agreements of this type, including, but not limited to, limitations on our ability to (i) create additional liens and other encumbrances on our present or future assets, (ii) merge, consolidate, sell or otherwise dispose of all or substantially all of our assets, (iii) sell, lease, transfer or otherwise dispose of, or permit any of our subsidiaries to sell, lease, transfer or otherwise dispose of its assets or grant any option or other right to purchase, lease or otherwise acquire its assets, (iv) permit any of our subsidiaries to incur additional indebtedness, (v) enter into sale and lease-back transactions, (v) enter into certain transactions with our affiliates, (vii) change the character of our business or that of our subsidiaries and (viii) enter into certain restrictive agreements. We are also required to comply with certain financial tests and maintain certain financial ratios, including a minimum interest expense coverage ratio, and a maximum debt leverage ratio. The interest expense coverage ratio shall not be less than 2.10 to 1 for each of the fiscal quarters ending up through December 30, 2006, and moves progressively to a ratio of not less than 2.30 to 1.00 for the fiscal quarters ending after December 31, 2009. The debt leverage ratio shall not exceed 4.50 to 1.00 for each of the fiscal quarters ending up through December 30, 2007, and moves progressively to a ratio not to exceed 3.75 to 1.00 for each of the fiscal quarters ending after December 31, 2009. As of September 9, 2006, we were in compliance with these covenants.

The senior secured credit facilities also include customary representations, warranties and events of default, including but not limited to events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, the failure to pay when due principal of or premium or interest on any debt that is outstanding in a principal amount of at least $100,000,000 in the aggregate (excluding debt outstanding under the senior secured credit facilities) if the failure to pay continues after the applicable grace period, if any, and bankruptcy and insolvency events.

Borrowings under the Term A loan and Term B loan may be repaid, in full or in part, at any time without penalty. The Term A loan has required repayments, payable quarterly, equal to 2.50% of the initial drawn balance for the first four quarterly payments (year one) and 3.75% of the initial drawn balance for each quarterly payment in years two through five, with the entire remaining balance due at the five year anniversary of the inception date. The Term B loan has required repayments, payable quarterly, equal to 0.25% of the initial drawn balance, with the entire remaining balance due at the six year anniversary of the inception date.

We currently intend to repay borrowings from our senior secured credit facilities used to fund a portion of the Purchase Price for the Offer from cash flows generated in the ordinary course of business in accordance with the terms of such credit facilities.

We have no alternative financing arrangements in place in the event that our primary financing plans fall through.

5.	Conditions to the Offer

Notwithstanding any other provision of the Offer to the contrary, we will not be required to accept for purchase Corporate Units tendered pursuant to the Offer and may terminate or extend the Offer if any condition to the Offer is not satisfied. We may also, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for purchase of Corporate Units validly tendered and not validly withdrawn prior to the Expiration Date, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our sole discretion:

•	we shall not have issued, on or prior to the Expiration Date, a minimum of $500 million aggregate principal amount of Notes through the Notes Offering, on terms and conditions reasonably satisfactory to us;

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to the business, operations, properties, condition, assets, liabilities or prospects of SUPERVALU and its subsidiaries, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer, or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition, assets, liabilities or prospects of SUPERVALU and its subsidiaries;

•	there shall have occurred or be likely to occur any material adverse change to the business, operations, properties, condition, assets, liabilities, prospects or financial affairs of SUPERVALU and its subsidiaries;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of our common stock in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

•	a commencement or a materially significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

These conditions to the Offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the Expiration Date, whether or not any other condition of the Offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

6.	Extension, Delay in Acceptance, Amendment or Termination

We expressly reserve the right to extend the Offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the Tender Agent and by making public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the Offer. During any extension of the Offer, all Corporate Units previously tendered (and not validly withdrawn) and not accepted for purchase will remain subject to the Offer and may, subject to the terms of the Offer, be accepted for purchase by us.

We also expressly reserve the right, at any time or from time to time, subject to and in accordance with applicable law, to:

•	delay the acceptance for purchase of Corporate Units for administrative purposes, as such may be required by difficulties in calculating retail processing fees and receiving Corporate Units after the Expiration Date pursuant to guaranteed delivery procedures, subject to and in accordance with applicable law;

•	waive any condition or otherwise amend the terms of the Offer in any respect prior to the Expiration Date, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the Tender Agent, subject to and in accordance with applicable law; or

•	terminate or withdraw the Offer if any condition to the Offer is not satisfied, by giving oral, confirmed in writing, or written notice of such termination or withdrawal to the Tender Agent.

Other than an extension of the Offer or the administrative purposes described above, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Corporate Units.

If we make a material change in the terms of the Offer or the information concerning the Offer, or waive a material condition of the Offer, we will promptly disseminate disclosure regarding the changes to the Offer and extend the Offer, if required by law, to ensure that the Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the number of Corporate Units sought or the amount of consideration offered in the Offer, we will promptly disseminate disclosure regarding the changes and extend the Offer, if required by law, to ensure that the Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Any waiver, amendment or modification will apply to all Corporate Units tendered, regardless of when or in what order such Corporate Units were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than the opening of the NYSE on the first business day after the previously scheduled expiration date of the Offer.

Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

We expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth above under “—Conditions to the Offer” shall have occurred. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the Offer, we will give immediate notice thereof to the Tender Agent. If the Offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered and not validly withdrawn your Corporate Units in connection with the Offer, and any Corporate Units you have tendered that we have not accepted for purchase will be returned promptly to you.

7.	Procedures for Tendering Corporate Units

Only a holder of Corporate Units may participate in the Offer. If you hold Treasury Units, see the Description of the Purchase Contracts for a discussion of how to recreate Corporate Units from Treasury Units.

How to Tender if You Are a Beneficial Owner

If you beneficially own Corporate Units that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those Corporate Units, you should contact the registered holder promptly and instruct it to tender your Corporate Units on your behalf.

If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your Corporate Units, either:

•	make appropriate arrangements to register ownership of the Corporate Units in your name; or

•	obtain a properly completed power from the registered holder of your Corporate Units.

The transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date.

How to Tender Generally

To participate in the Offer, a holder must:

•	comply with the automated tender offer program procedures of DTC described below; or

•	complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal;

•	have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and

•	mail or deliver the Letter of Transmittal or facsimile to the Tender Agent prior to the Expiration Date.

In addition, either:

•	the Tender Agent must receive the Corporate Units along with the Letter of Transmittal prior to the Expiration Date; or

•	the Tender Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Corporate Units into the Tender Agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

To be validly tendered, the Tender Agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the cover page of the Letter of Transmittal. The Tender Agent must receive such documents prior to the Expiration Date.

The tender by a holder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal.

Notwithstanding anything herein to the contrary, to tender Corporate Units, the Tender Agent must receive prior to the Expiration Date through the automated tender offer program of DTC in accordance with the procedure for book-entry transfer described in this Offer to Purchase (i) a timely confirmation of the book-entry transfer of such Corporate Units and (ii) an agent’s message.

The method of delivery of the Corporate Units, the Letter of Transmittal and all other required documents to the Tender Agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the Tender Agent before the Expiration Date. You should not send the Letter of Transmittal or Corporate Units to us, New Albertson’s, the Dealer Managers or the Information Agent. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

Guaranteed Delivery

If a registered holder of Corporate Units desires to tender any Corporate Units and the Corporate Units are not immediately available, or time will not permit the holder’s Corporate Units or other required documents to reach the Tender Agent before the Expiration Date of the Offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the Expiration Date, the Tender Agent receives from the eligible institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”), substantially in the form provided by us. The Notice of Guaranteed Delivery must state the name and address of the holder of the Corporate Units and the amount of the Corporate Units tendered, that the tender is being made and guaranteeing that within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Corporate Units, in proper form for transfer, or a book-entry confirmation, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the Tender Agent; and

•	the certificates for all physically tendered Corporate Units, in proper form for transfer, or a book-entry confirmation, and all other documents required by the Letter of Transmittal are received by the Tender Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Signatures and Signature Guarantees

If you are using a Letter of Transmittal or a notice of withdrawal (as described below), you must have signatures guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers. Inc. (“NASD”), a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal. Signature guarantees are not required, however, if the Corporate Units are tendered:

•	by a registered holder who has signed the Letter of Transmittal and the Purchase Price to be received in the Offer is to be paid directly to such registered holder and such holder has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	for the account of a member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When You Need Endorsements or Powers of Attorney

If the Letter of Transmittal is signed by a person other than the registered holder of any Corporate Units, the Corporate Units must be endorsed or accompanied by a properly completed power of attorney. The power of attorney must be signed by the registered holder as the registered holder’s name appears on the Corporate Units. A member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the power of attorney.

If the Letter of Transmittal or any Corporate Units are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the Letter of Transmittal.

Tendering Through DTC’s Automated Tender Offer Program

The Dealer Managers and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the Letter of Transmittal and delivering it to the Tender Agent, transmit their acceptance of the Offer electronically. They may do so by causing DTC to transfer the Corporate Units to the Tender Agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the Tender Agent.

The term “agent’s message” means a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering Corporate Units that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the Letter of Transmittal; and

•	the agreement may be enforced against such participant.

8.	Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Corporate Units. We reserve the absolute right to reject any and all Corporate Units not validly tendered or any Corporate Units whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the Expiration Date. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Corporate Units must be cured within a time period that we will determine. Neither we, the Tender Agent nor any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of Corporate Units will not be considered to have been made until any defects or irregularities have been cured or waived. Any Corporate Units received by the Tender Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned promptly by the Tender Agent to the tendering owners, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

9.	Withdrawals of Tenders

You may validly withdraw Corporate Units that you tender at any time prior to the Expiration Date, which is 5:00 p.m., New York City time, on November 20, 2006, unless we extend it. In addition, if not previously returned, you may withdraw any Corporate Units that you tender that are not accepted by us for purchase after December 19, 2006, which is 40 business days from October 23, 2006, the commencement date of the Offer. For a withdrawal of Corporate Units to be effective, a written notice of withdrawal must be received by the Tender Agent prior to the Expiration Date or, if not previously accepted by us, after December 19, 2006, in both cases, at the address set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must:

•	specify the name of the person who tendered the Corporate Units to be withdrawn;

•	identify the Corporate Units to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

•	be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the Corporate Units were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the Corporate Units into the name of the person withdrawing the tender.

If we extend the Offer, are delayed in our acceptance of the Corporate Units for purchase or are unable to accept Corporate Units pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Tender Agent may retain tendered Corporate Units and such Corporate Units may not be withdrawn except as otherwise provided in this Offer to Purchase, subject to provisions under the Exchange Act that provide that an issuer making an tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

If you have tendered your Corporate Units through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the Expiration Date.

Notwithstanding anything herein to the contrary, to withdraw Corporate Units that have been tendered but not accepted for purchase by us, the Tender Agent must receive within the time period specified above, through the automated tender offer program of DTC in accordance with the procedure for book-entry transfer described in the section of this Offer to Purchase entitled “—Procedures for Tendering Corporate Units,” an agent’s message with respect to such withdrawal.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any Corporate Units withdrawn will be deemed not to have been validly tendered for purposes of the Offer and the Purchase Price will not be paid unless the Corporate Units so withdrawn are validly retendered. Any Corporate Units that have been tendered but which are effectively withdrawn will be credited by the Tender Agent to the appropriate account at DTC without expense to the withdrawing person promptly after withdrawal. Properly withdrawn Corporate Units may be retendered by following one of the procedures described above under “—Procedures for Tendering Corporate Units” at any time prior to the Expiration Date.

10.	Acceptance; Payment for Corporate Units

We will pay the Purchase Price, upon the terms of the Offer and applicable law for Corporate Units validly tendered in the Offer promptly after the Expiration Date and our acceptance of the validly tendered Corporate Units. For purposes of the Offer, we will be deemed to have accepted for purchase validly tendered Corporate Units or defectively tendered Corporate Units with respect to which we have waived such defect, when, as and if we give oral, confirmed in writing, or written notice of such acceptance to the Tender Agent. We will pay for Corporate Units accepted for purchase by us pursuant to the Offer by depositing the Purchase Price with the Tender Agent. The Tender Agent will act as your agent for the purpose of receiving the Purchase Price from us and transmitting such Purchase Price to you.

In all cases, payment for Corporate Units accepted for purchase by us pursuant to the Offer will be made promptly after the Expiration Date and assuming receipt by the Tender Agent of:

•	timely confirmation of a book-entry transfer of the Corporate Units into the Tender Agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering Corporate Units—Tendering through DTC’s automated tender offer program” above;

•	a properly completed and duly signed Letter of Transmittal, or facsimile copy, or a properly transmitted agent’s message; and

•	any other documents required by the Letter of Transmittal.

If we do not accept any Corporate Units tendered for purchase pursuant to the Offer for any reason, the Tender Agent will, without expense and promptly after expiration or termination of the Offer, credit such Corporate Units to the account maintained at DTC from which the tendered Corporate Units were delivered.

Under no circumstances will we pay interest on the Purchase Price regardless of any delay in making such payment.

11.	Return of Unaccepted Corporate Units

Any tendered Corporate Units that are not accepted for purchase by us, either because they have not been validly tendered or because the Offer has been terminated, will be returned without expense to their tendering holder. In the case of Corporate Units tendered by book-entry transfer in the Tender Agent’s account at DTC according to the procedures described above, such Corporate Units will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the Offer.

12.	Compliance With State Securities Laws

We are making the Offer to all holders of outstanding Corporate Units. We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to, nor will tenders of Corporate Units be accepted from or on behalf of, the holders of Corporate Units residing in any such jurisdiction.

13.	Tender Agent

U.S. Bank Trust National Association has been appointed as the Tender Agent for the Offer. We have agreed to pay the Tender Agent reasonable and customary fees for its services. All executed Letters of Transmittal and any other required documents should be sent or delivered to the Tender Agent at the address set forth on the back cover of this Offer to Purchase. Delivery of a Letter of Transmittal to an address or transmission of the Letter of Transmittal via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal.

U.S. Bank Trust National Association also serves as the Purchase Contract Agent under the Purchase Contract Agreement and the Trustee under the Indenture. U.S. Bank National Association, an affiliate of U.S. Bank Trust National Association, is a co-lender under our senior secured credit facilities, borrowings from which will be used to fund a portion of our purchase of the Corporate Units pursuant to the Offer. U.S. Bank Trust National Association and its affiliates have provided, from time to time, and may continue to provide, commercial banking, financial and other services to us, including letters of credit, depository and account processing services, for which we have paid and intend to pay customary fees.

You should not send the Letter of Transmittal or Corporate Units to us, New Albertson’s, the Dealer Managers or the Information Agent.

14.	Information Agent

Innisfree M&A Limited has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or of the Letter of Transmittal should be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase.

15.	Dealer Managers

Merrill Lynch, Banc of America Securities and Credit Suisse are acting as Dealer Managers for the Offer. In connection with their services related to the Offer, we will pay Merrill Lynch, Banc of America Securities and Credit Suisse retail processing fees as soliciting dealers. See “—Fees and Expenses.” The Dealer Managers are also acting as underwriters in connection with the Notes Offering. We have agreed to pay each of Merrill Lynch, Banc of America Securities and Credit Suisse reasonable and customary compensation for their services as underwriters in connection with the Notes Offering.

The Dealer Managers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The Dealer Managers have received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The Dealer Managers and their respective affiliates may from time to time hold Corporate Units, shares of our common stock and other debt securities of ours in their proprietary accounts, and, to the extent they own Corporate Units in these accounts at the time of the Offer, the Dealer Managers may tender these Corporate Units, although a Dealer Manager will not be paid a fee for Corporate Units tendered by that Dealer Manager for its own account. In particular, as of October 18, 2006, Credit Suisse and its affiliates held 9,883,277 Corporate Units, representing 21.5% of all Corporate Units outstanding as of such date. During the course of the Offer, the Dealer Managers may trade shares of our common stock for their own account or for the accounts of their customers. As a result, the Dealer Managers may hold a long or short position in our common stock.

Banc of America Securities is the Remarketing Agent for the Senior Notes forming a part of the Corporate Units and will receive a fee in connection with a successful remarketing of such Senior Notes in an amount not to exceed 0.25% of the Treasury Portfolio purchase price applicable to the Senior Notes.

Certain affiliates of the Dealer Managers also act as co-lenders under our senior secured credit facilities, borrowings from which will be used to fund a portion of our purchase of the Corporate Units pursuant to the Offer.

16.	Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the Offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by the Dealer Managers and Information Agent, as well as by officers and regular employees of ours and those of our affiliates. We will also pay the Tender Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the Tender Agent, the Dealer Managers and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Retail Processing Fees

We will pay a fee to soliciting dealers of an amount equal to $0.0625 for each validly tendered and accepted Corporate Unit in the Offer for beneficial owners whose ownership is equal to or fewer than 10,000 units. In order to be eligible to receive the retail processing fee, a properly completed soliciting dealer form, which is included in the Letter of Transmittal accompanying this Offer to Purchase, must be received by the Tender Agent prior to the Expiration Date. SUPERVALU shall, in its sole discretion, determine whether a broker has satisfied the criteria for receiving a retail processing fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders).

A designated soliciting dealer is a retail broker designated in the soliciting dealer form and is:

•	a broker or dealer in securities, including a Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD;

•	a foreign broker or dealer not eligible for membership in the NASD that agrees to conform to the NASD’s Rules of Fair Practice in soliciting tenders outside the U.S. to the same extent as though it were an NASD member; or

•	a bank or trust company.

Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the applicable Letter of Transmittal, and tendering Corporate Units as directed by beneficial owners thereof. No soliciting dealer is required to make any recommendation to holders of Corporate Units as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the Offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the Offer, the term “solicit” shall be deemed to mean no more than “processing shares tendered” or “forwarding to customers materials regarding the Offer.”

No such retail processing fee shall be payable to a soliciting dealer with respect to the tender of Corporate Units by a holder unless the Letter of Transmittal accompanying such tender designates such soliciting dealer. No such fee shall be paid to a soliciting dealer with respect to Corporate Units tendered for such soliciting dealer’s own account. If tendered Corporate Units are registered in the name of such soliciting dealer, no such fee shall be payable unless such Corporate Units are held by such soliciting dealer as nominee and such Corporate Units are being tendered for the benefit of one or more beneficial owners identified on the applicable Letter of Transmittal. You should complete the soliciting dealer form in the applicable Letter of Transmittal to designate a soliciting dealer even if you tender through DTC’s automated tender offer program. No such fee shall be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of SUPERVALU, the Tender Agent, the Information Agent or the Dealer Managers for purposes of the Offer.

By accepting any retail processing fee, a person shall be deemed to have represented that:

•	it has complied with the applicable requirements of the Exchange Act, and the applicable rules and regulations thereunder, in connection with such solicitation;

•	it is entitled to such compensation for such solicitation under the terms and conditions of the Offer;

•	in soliciting tenders of Corporate Units, it has used no soliciting materials other than those furnished by us; and

•	if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD’s Rules of Fair Practice in making solicitations.

17.	Transfer Taxes

Holders who tender their Corporate Units for purchase will not be obligated to pay any transfer taxes. If, however:

•	the Corporate Units are registered in the name of any person other than the person signing the Letter of Transmittal, or

•	transfer tax is imposed for any reason other than the purchase of Corporate Units for cash in connection with the Offer,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

18.	No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Corporate Units under applicable law in connection with the Offer.

19.	Accounting Treatment

We will pay cash for Corporate Units tendered pursuant to the Offer. We will reduce our liabilities for (a) the carrying amount of the Senior Notes retired, (b) any accrued interest on the Senior Notes that would no longer be payable and (c) the portion of the liability for the Contract Adjustment Payments that would no longer be payable. The consideration paid will be allocated to the Senior Notes, the liability for the Contract Adjustment Payments and the Purchase Contracts based on relative fair values. We will record a gain or loss from debt extinguishment in our income statement to the extent that the aggregate consideration related to the Senior Notes and the liability for the Contract Adjustment Payments is less than or greater than the aggregate carrying amounts related to the Senior Notes and the liability for the Contract Adjustment Payments, as applicable. The amount of gain or loss will depend upon the number of Corporate Units tendered. The consideration allocated to the Purchase Contracts will be treated as an adjustment to stockholders’ equity.

20.	Subsequent Repurchases of Corporate Units; Discharge of Senior Notes

Whether or not the Offer is consummated, we, New Albertson’s or any of our or New Albertson’s respective affiliates may from time to time acquire Corporate Units, other than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or New Albertson’s may determine, which may be more or less than the prices to be paid pursuant to the Offer and could be for cash or other consideration. Rule 13e-4(f)(6) under the Exchange Act, as amended, however, prohibits us, New Albertson’s or any of our or New Albertson’s respective affiliates from purchasing any Corporate Units, other than pursuant to the Offer, from the date of this Offer to Purchase until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us or New Albertson’s will depend on many factors, including the results of the Offer, the market price of the Corporate Units, the business and financial position of SUPERVALU and general economic and market conditions. Nothing contained in the Offer will prevent New Albertson’s or its affiliates from exercising rights under the Indenture to defease or otherwise discharge New Albertson’s obligations thereunder with respect to the Indenture and/or the Senior Notes by depositing cash and/or securities with the Trustee in accordance with the terms of the Indenture.

ADDITIONAL INFORMATION

Each of SUPERVALU and New Albertson’s is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. These reports and other information concerning SUPERVALU and New Albertson’s may also be inspected at the office of the NYSE located at 20 Broad Street, New York, NY 10005. For further information on obtaining copies of SUPERVALU’s or New Albertson’s public filings at the NYSE, you should call 1-212-656-3000.

We and New Albertson’s have filed with the SEC under cover of a Tender Offer Statement on Schedule TO a combined Tender Offer Statement on Schedule TO and Rule 13e-3 Transaction Statement on Schedule 13E-3, pursuant to Section 13(e) of the Exchange Act and Rules 13e-3 and 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained from the SEC in the same manner as set forth above.

The SEC allows us and New Albertson’s to incorporate by reference information into this Offer to Purchase. This means that we and New Albertson’s can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer to Purchase. SUPERVALU and New Albertson’s incorporate by reference into this Offer to Purchase the following documents filed by SUPERVALU, New Albertson’s and Old Albertson’s with the SEC under the Exchange Act:

•	SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 25, 2006;

•	SUPERVALU’s Quarterly Reports on Form 10-Q for the 16 weeks ended June 17, 2006 and the 12 weeks ended September 9, 2006;

•	SUPERVALU’s Current Reports on Form 8-K filed on March 14, 2006, April 17, 2006, June 7, 2006 (as amended by Amendment No. 1 on Form 8-K/A filed on August 17, 2006 and by Amendment No. 2 on Form 8-K/A filed on October 16, 2006), July 6, 2006, August 15, 2006, August 15, 2006, September 20, 2006, September 27, 2006 and October 13, 2006;

•	all documents SUPERVALU files with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	the description of SUPERVALU common stock contained in SUPERVALU’s Registration Statement on Form S-3 (File No. 333-81252) filed with the SEC on January 23, 2002 (as amended by Amendment No. 1 thereto filed on April 19, 2002) and any amendment or report SUPERVALU may file from time to time for the purpose of updating such description.

•	New Albertson’s Quarterly Reports on Form 10-Q for the 13 weeks ended May 4, 2006 and the 13 weeks ended August 31, 2006;

•	New Albertson’s Current Reports on Form 8-K filed on June 1, 2006, June 7, 2006, June 8, 2006 and September 27, 2006;

•	all documents New Albertson’s files with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	the sections entitled “Description of the Units,” “Description of the Purchase Contracts”, “Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement” and “Description of the Senior Notes” contained in Old Albertson’s Registration Statement on Form S-3 (File No. 333-113995) filed with the SEC on March 29, 2004 (as amended by Amendment No. 1 thereto filed on April 28, 2004).

For more information about the SUPERVALU Merger, you should examine SUPERVALU’s and New Aloha’s joint Registration Statement on Form S-4 (File No. 333-132397) filed with the SEC on March 14, 2006 (as amended by Amendment No. 1 thereto filed on April 19, 2006 and as further amended by Amendment No. 2 thereto filed on April 28, 2006) and the joint proxy statement/prospectus contained therein, which became effective on April 28, 2006. The Merger Agreement is attached to the joint proxy statement/prospectus as Annex A.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Purchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

SUPERVALU INC.

October 23, 2006

Annex A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

SUPERVALU

The following table sets forth the names of each of the members of SUPERVALU’s Board of Directors and each of SUPERVALU’s executive officers. The business address and telephone number of each of the below directors and/or executive officers is c/o SUPERVALU, 11840 Valley View Road, Eden Prairie, Minnesota 55344; telephone number (952) 828-4000.

Name	Position
Jeffrey Noddle	Chief Executive Officer, Chairman of the Board and Director
Michael L. Jackson	President and Chief Operating Officer
Pamela K. Knous	Executive Vice President and Chief Financial Officer
David L. Boehnen	Executive Vice President
Janel S. Haugarth	Executive Vice President; Chief Operating Officer, Supply Chain Services
John H. Hooley	Executive Vice President; President, Retail East
Duncan C. Mac Naughton	Executive Vice President, Merchandising and Marketing
David E. Pylipow	Executive Vice President, Human Resources
Kevin H. Tripp	Executive Vice President; President, Retail Midwest
Sherry M. Smith	Senior Vice President, Finance
Pete Van Helden	Senior Vice President; President, Retail West
Paul Singer	Senior Vice President and Chief Information Officer
A. Gary Ames	Director
Irwin Cohen	Director
Ronald E. Daly	Director
Lawrence A. Del Santo	Director
Susan E. Engel	Director
Philip L. Francis	Director
Charles M. Lillis	Director
Steven S. Rogers	Director
Edwin C. Gage	Director
Garnett L. Keith, Jr.	Director
Marissa Peterson	Director
Wayne C. Sales	Director
Kathi P. Seifert	Director

Executive Officers

Jeffrey Noddle has served as Chairman of the Board of Directors and Chief Executive Officer of SUPERVALU since 2005 and Chairman of the Board of Directors, Chief Executive Officer and President of SUPERVALU from 2002 to 2005. Previously, Mr. Noddle served as President and Chief Operating Officer of SUPERVALU from 2000 to 2001 and as Corporate Executive Vice President and President and Chief Operating Officer of SUPERVALU’s Distribution Food Companies from 1995 to 2000. Mr. Noddle first joined SUPERVALU in 1976.

Michael L. Jackson has served as President and Chief Operating Officer of SUPERVALU since 2005. Prior to that, Mr. Jackson was Executive Vice President and President of SUPERVALU’s Distribution Food Companies from 2001 to 2005 and Senior Vice President of Operations of SUPERVALU’s Retail Food Companies from 1999 to 2001. Mr. Jackson first joined SUPERVALU in 1979.

Pamela K. Knous has served as Executive Vice President and Chief Financial Officer of SUPERVALU since 1997. Ms. Knous is responsible for finance, information technology and investor relations. She first joined SUPERVALU in 1997.

David L. Boehnen has served as Executive Vice President of SUPERVALU since 1997. Mr. Boehnen oversees legal, real estate, corporate development and government affairs. He first joined SUPERVALU in 1991.

Janel S. Haugarth has served as Executive Vice President and Chief Operating Officer of SUPERVALU’s Supply Chain Services since 2006. Prior to that, Ms. Haugarth was Senior Vice President and President and Chief Operating Officer of SUPERVALU’s Supply Chain Services from 2005 to 2006 and was President of SUPERVALU’s Northern Region from 2000 to 2005.

John H. Hooley has served as Executive Vice President and President, Retail East, of SUPERVALU since 2002. Previously, Mr. Hooley was Corporate Senior Vice President, President and Chief Executive Officer of SUPERVALU’s Cub Foods from 2000 to 2002. Mr. Hooley first joined SUPERVALU through its acquisition of Cub Foods in 1980.

Duncan C. Mac Naughton has served as Executive Vice President, Merchandising and Marketing, of SUPERVALU since June 2006. Mr. Mac Naughton previously served as Executive Vice President, Merchandising, for Albertson’s, Inc. from 2005 to 2006. Prior to that, Mr. Mac Naughton was Senior Vice President, Merchandising for Albertson’s from 2004 and Group Vice President, Grocery Merchandising for Albertson’s, Inc. from 2003. He was also Group Vice President, Grocery Merchandising and Own Brand, HEB Grocery Company from 1998 to 2003. Mr. Mac Naughton first joined SUPERVALU through its acquisition of New Albertson’s in June 2006.

David E. Pylipow has served as Executive Vice President, Human Resources, of SUPERVALU since 2006. Previously, Mr. Pylipow was Senior Vice President, Human Resources, of SUPERVALU from 2004 to 2006 and was Senior Vice President, Human Resources and Management Services, of SUPERVALU’s Save-A-Lot from 2000 to 2004. Mr. Pylipow first joined SUPERVALU in 1998.

Kevin H. Tripp has served as Executive Vice President and President, Retail West, of SUPERVALU since June 2006. Mr. Tripp previously served as Executive Vice President, Drugstore Operations and President, Drug Division, for Albertson’s, Inc. from 2005 to 2006. Prior to that, Mr. Tripp was Executive Vice President, Company Drugstore Operations, and President, Drug Division, for Albertson’s, Inc. from 2004; Executive Vice President, Operations and Pharmacy, for Albertson’s, Inc. from 2002 and Executive Vice President, Drug and General Merchandise, for Albertson’s, Inc. from 2000. Mr. Tripp first joined SUPERVALU through its acquisition of New Albertson’s in June 2006.

Sherry M. Smith has served as Senior Vice President, Finance, of SUPERVALU since 2002. She was also Treasurer from 2002 to 2005. Prior to that, Ms. Smith served as Vice President and Corporate Controller of SUPERVALU from 1998 to 2002.

Pete Van Helden has served as Senior Vice President and President, Retail West, of SUPERVALU since June 2006. Prior to that, Mr. Van Helden spent 27 years at Albertson’s, Inc., most recently as President and Chief Executive Officer of California Foods and before that as President of Albertson’s, Inc.’s Jewel-Osco division. Mr. Van Helden first joined SUPERVALU through its acquisition of New Albertson’s in June 2006.

Paul Singer has served as Senior Vice President and Chief Information Officer of SUPERVALU since July 2006. Previously, Mr. Singer was Chief Information Officer for Target Corporation from 2000 to 2005. Mr. Singer first joined SUPERVALU in 2006.

Directors

A. Gary Ames has served as a director since 2006. Mr. Ames was previously President and Chief Executive Officer of MediaOne International (formerly U.S. West International), a telecommunications company, from 1995 to his retirement in 2000. Mr. Ames also serves on the Board of Directors of F5 Networks, Inc., iPass, Inc. Tektronix, Inc. and Seattle Pacific University.

Irwin Cohen has served as a director since 2003. Mr. Cohen is a retired audit partner from Deloitte & Touche LLP, having served 31 years with the firm. While at Deloitte & Touche LLP, Mr. Cohen was the Global Managing Partner of the Consumer Products, Retail and Services Practice from 1997 to 2003. Mr. Cohen was also Managing Partner of Deloitte & Touche LLP’s U.S. Retail Practice from 1980 to 2002. Mr. Cohen also serves on the Board of Directors of Beall’s, Inc., Phoenix House Foundation and SmartBargains, Inc.

Ronald E. Daly has served as a director since 2003. Mr. Daly was formerly Chief Executive Officer and President of Oce USA Holding, Inc., a subsidiary of Oce N.V., a supplier of digital document management technology and services, from 2002 to 2004. Prior to that, Mr. Daly was President of RR Donnelley Print Solutions from 2001 to 2002 and President of RR Donnelley Telecommunications from 1995 to 2001. Mr. Daly also serves on the Board of Directors of United States Cellular Corporation.

Lawrence A. Del Santo has served as a director since 1997. Mr. Del Santo is currently Chief Executive Officer of The Vons Companies and has served in such capacity since 1994. Mr. Del Santo also serves on the Board of Directors of PETsMART, Inc.

Susan E. Engel has served as a director since 1999. Ms. Engel currently serves as Chairwoman of the Board and Chief Executive Officer of Lenox Group Inc., the successor company to Department 56. Prior to this position, Ms. Engel served as Chairwoman of the Board and Chief Executive Officer of Department 56, a designer, importer and distributor of fine quality collectibles and other giftware products, from 1997 to 2005. Ms. Engel also serves on the Board of Directors of Wells Fargo & Company.

Philip L. Francis has served as a director since 2006. Mr Francis currently serves as Chairman of the Board and Chief Executive Officer of PETsMART, a specialty retailer of services and solutions for pets. Mr. Francis has served in this position from 1999 to the present.

Charles M. Lillis has served as a director since 1995. Mr. Lillis has served as Co-Founder and Managing Partner of Castle Pines Capital, LLC, a channel finance company, since 2004 and as General Partner of Lone Tree Capital Management, a private equity company, since 2000. From 1998 to 2000, Mr. Lillis was Chairman, President and Chief Executive Officer of MediaOne Group, Inc., a broadband communications company. Mr. Lillis also serves on the Board of Directors of Medco Health Solutions, Soma Logic Inc., Washington Mutual Inc. and Williams Companies, Inc.

Jeffrey Noddle has served as a director since 2000 and as Chairman of the Board since 2005. For further biographical information, please see above under “SUPERVALU—Executive Officers.”

Steven S. Rogers has served as a director since 1998. From 1995 to the present, Mr. Rogers has served as Clinical Professor of Finance and Management at J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Rogers also serves on the Board of Directors of Amcore Financial, Inc., Bally Total Fitness Holding Corporation, Duquesne Light Inc. and S.C. Johnson & Son, Inc.

Edwin C. Gage has served as a director since 1986. From 1991 to the present, Mr. Gage has served as Chairman and Chief Executive Officer of GAGE Marketing Group, L.L.C., an integrated marketing services company.

Garnett L. Keith, Jr. has served as a director since 1984. From 1996 to the present, Mr. Keith has served as Chairman and Chief Executive Officer of SeaBridge Investment Advisors, LLC, a registered investment advisor. Mr. Keith also serves on the Board of Directors of Pan-Holding Societe Anonyme.

Marissa Peterson has served as a director since 2003. Ms. Peterson is currently Executive Vice President for Sun Microsystems, Inc. While at Sun Microsystems, Ms. Peterson served as Executive Vice President, Sun Services and Worldwide Operations and Chief Customer Advocate for Sun Microsystems from 2004 to 2005; Executive Vice President, Worldwide Operations and Chief Customer Advocate for Sun Microsystems from

2002 to 2004 and Executive Vice President, Worldwide Operations for Sun Microsystems from 1998 to 2002. Ms. Peterson also serves on the Board of Directors of Lucille Packard Children’s Hospital and is a member of the Board of Trustees of Kettering University.

Wayne C. Sales has served as a director since 2006. Mr. Sales has served as President, Chief Executive Officer and director of Canadian Tire Corporation, Limited, an inter-related network of businesses engaged in retail, financial services and petroleum, from 2000 to the present. Mr. Sales also serves on the Board of Directors of Tim Hortons Inc. and Ryerson University’s School of Retail Management.

Kathi P. Seifert has served as a director since 2006. From 2004 to the present, Ms. Seifert has served as Chairperson of Pinnacle Perspectives, LLC, a personal business consulting company. From 1999 to 2004, Ms. Seifert served as Executive Vice President of Kimberly-Clark Corporation, a global health and hygiene product manufacturing company. Ms. Seifert also serves on the Board of Directors of Appleton Papers Inc., Eli Lily & Co., Revlon, Inc. the U.S. Fund for UNICEF and the Wisconsin Commission on Arts Education. She is also Co-Chair of New North, Inc., Chairman of Fox Cities Performing Arts Center and a member of the Wisconsin International Trade Council.

New Albertson’s

The following table sets forth the names of each of the members of New Albertson’s Board of Directors and each of New Albertson’s executive officers. The business address and telephone number of each of the below directors and/or executive officers is c/o New Albertson’s, 250 East Parkcenter Boulevard, Boise, Idaho 83706; telephone number (208) 395-6200.

Name	Position
Jeffrey Noddle	Chief Executive Officer
David L. Boehnen	President and Director
Pamela K. Knous	Executive Vice President and Director
Kevin H. Tripp	Executive Vice President, Drug Operations and President, Drug Store Division
Kathy J. Herbert	Executive Vice President, Human Resources
Duncan C. Mac Naughton	Executive Vice President, Merchandising
Romeo R. Cefalo	Executive Vice President, New Store Formats and Development
John P. Breedlove	Director

Executive Officers

Jeffrey Noddle has served as Chief Executive Officer of New Albertson’s since June 2, 2006. For further biographical information, please see above under “SUPERVALU—Executive Officers.”

David L. Boehnen has served as President of New Albertson’s since June 2, 2006. For further biographical information, please see above under “SUPERVALU—Executive Officers.”

Pamela K. Knous has served as Executive Vice President of New Albertson’s since June 2, 2006. For further biographical information, please see above under “SUPERVALU—Executive Officers.”

Kevin H. Tripp has served as Executive Vice President, Drug Operations, and President, Drug Store Division, of New Albertson’s since June 2, 2006. For further biographical information, please see above under “SUPERVALU—Executive Officers.”

Kathy J. Herbert has served as Executive Vice President, Human Resources, of New Albertson’s since June 2, 2006. Ms. Herbert previously served as Executive Vice President, Human Resources, for Albertson’s,

Inc. from 2001 to 2006. From 1998 to 2001, Ms. Herbert served as Vice President, Human Resources, Jewel-Osco Division, for American Stores Company and subsequently Albertson’s, Inc. after American Stores Company was acquired by Albertson’s, Inc.

Duncan C. Mac Naughton has served as Executive Vice President, Merchandising, of New Albertson’s since June 2, 2006. For further biographical information, please see above under ““SUPERVALU—Executive Officers.”

Romeo R. Cefalo has served as Executive Vice President, New Store Formats and Development, of New Albertson’s since June 2, 2006. Mr. Cefalo previously served as Executive Vice President, Real Estate, Construction, New Store Formats and Development, for Albertson’s, Inc. from 2004 to 2006. Prior to that, Mr. Cefalo was Executive Vice President, Operations, for Albertson’s, Inc. from 2000 to 2004.

Directors

David L. Boehnen has served as a director since June 2, 2006. For further biographical information, please see above under “SUPERVALU—Executive Officers.”

John P. Breedlove has served as a director since June 2, 2006. Mr. Breedlove currently serves as Vice President Business Law and Corporate Secretary of SUPERVALU. He previously served as Associate General Counsel and Corporate Secretary of SUPERVALU from 2002 to 2006 and as Corporate Secretary of SUPERVALU from 1997 to 2002.

Pamela K. Knous has served as a director since June 2, 2006. For further biographical information, please see above under “SUPERVALU—Executive Officers.”

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